EXHIBIT 99.3

Introduction

The Selected Financial Data, certain portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements from Dean Foods’ Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 25, 2010 (the “2009 Form 10-K”) have been recast to reflect a change in our reportable segments, which occurred in the first quarter of 2010, and the reclassification of the results of our Rachel’s Dairy companies (“Rachel’s”) operations as discontinued operations, which occurred in the second quarter of 2010, each as more fully described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Reportable Segments” included in this Exhibit 99.3.

The Company has included only the sections affected in each of the updated items. Sections of the 2009 Form 10-K that are unchanged or not materially affected by the change in our reportable segments or the reclassification of the Rachel’s results as discontinued operations have not been included herein. Information in the 2009 Form 10-K is generally stated as of December 31, 2009 and this filing does not reflect any subsequent information or events occurring after such date other than the change in our reportable segments and the discontinued operations of our Rachel’s business. Without limitation of the foregoing, this filing does not purport to update the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2009 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management subsequent to the date of filing the 2009 Form 10-K. The financial information contained herein should be read in conjunction with the 2009 Form 10-K, the Company’s Quarterly Reports on Form 10-Q and other filings made with the Securities and Exchange Commission subsequent to the filing of our 2009 Form 10-K. These other filings contain important information regarding events, developments and updates to certain expectations of the Company that have occurred since the filing of the 2009 Form 10-K.

The 2009 Form 10-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are predictions based on expectations and projections about future events, and are not statements of historical fact. Forward-looking statements include statements concerning business strategy, among other things, including anticipated trends and developments in and management plans for our business and the markets in which we operate. In some cases, you can identify these statements by forward-looking words, such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” and “continue,” the negative or plural of these words and other comparable terminology. All forward-looking statements included in the 2009 Form 10-K were based upon information available to us as of the filing date of the 2009 Form 10-K, and we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. The forward-looking statements in the 2009 Form 10-K involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled “Part I — Item 1A. Risk Factors” in the 2009 Form 10-K, and elsewhere in the 2009 Form 10-K. You should carefully consider the risks and uncertainties described under these sections.

TABLE OF CONTENTS

Item		Page

6	Selected Financial Data	3

7	Management’s Discussion and Analysis of Financial Condition and Results of Operations	5

	Business Overview	5

	Our Reportable Segments	5

	Results of Operations	6

8	Consolidated Financial Statements	13

Item 6.	Selected Financial Data

The following selected financial data as of and for each of the five years in the period ended December 31, 2009 has been derived from our audited Consolidated Financial Statements. The selected financial data do not purport to indicate results of operations as of any future date or for any future period. The selected financial data should be read in conjunction with our Consolidated Financial Statements and related Notes.

	Year Ended December 31
	2009	2008	2007	2006	2005
	(Dollars in thousands except share data)
Operating data:
Net sales	$11,113,782	$12,361,311	$11,731,870	$10,011,018	$10,105,845
Cost of sales	8,008,561	9,438,593	9,015,216	7,290,290	7,537,939

Gross profit(1)	3,105,221	2,922,718	2,716,654	2,720,728	2,567,906
Operating costs and expenses:
Selling and distribution	1,818,833	1,802,214	1,708,594	1,636,825	1,571,090
General and administrative	623,835	482,392	415,694	405,985	377,822
Amortization of intangibles	9,637	9,836	6,744	5,983	6,106
Facility closing and reorganization costs	30,162	22,758	34,421	25,116	35,451
Other operating expense(2)	—	—	1,688	—	—

Total operating costs and expenses	2,482,467	2,317,200	2,167,141	2,073,909	1,990,469

Operating income	622,754	605,518	549,513	646,819	577,437
Other (income) expense:
Interest expense(3)(7)	246,510	308,178	333,328	194,630	160,279
Other (income) expense, net	(4,221)	1,123	5,956	429	(686)

Total other expense	242,289	309,301	339,284	195,059	159,593

Income from continuing operations before income taxes	380,465	296,217	210,229	451,760	417,844
Income taxes	151,845	114,330	82,862	174,376	164,472

Income from continuing operations	228,620	181,887	127,367	277,384	253,372
Gain (loss) on sale of discontinued operations, net of tax	89	(1,275)	608	(1,978)	38,763
Income (loss) from discontinued operations, net of tax	(862)	3,158	3,378	(49,992)	18,071

Income before cumulative effect of accounting change	227,847	183,770	131,353	225,414	310,206
Cumulative effect of accounting change, net of tax(4)	—	—	—	—	(1,552)

Net income	227,847	183,770	131,353	225,414	308,654
Net loss attributable to non-controlling interest	12,461	—	—	—	—
Net income attributable to Dean Foods Company	$240,308	$183,770	$131,353	$225,414	$308,654

Cash dividend paid per share	$—	$—	$15.00	$—	$—
Basic earnings per common share:
Net income attributable to Dean Foods Company	$1.41	$1.23	$1.01	$1.68	$2.10

Diluted earnings per common share:
Net income attributable to Dean Foods Company	$1.38	$1.20	$0.96	$1.61	$2.01

Average common shares:
Basic	170,986,886	149,266,519	130,310,811	133,938,777	146,673,322

Diluted	173,858,303	153,395,746	137,291,998	139,762,104	153,438,636

Other data:
Ratio of earnings to fixed charges(5)	2.26x	1.81x	1.55x	2.85x	3.00x

	Year Ended December 31
	2009	2008	2007	2006	2005
	(Dollars in thousands)
Balance sheet data (at end of period):
Total assets	$7,843,941	$7,040,192	$7,033,356	$6,770,173	$7,050,884
Long-term debt(6)(7)	4,228,979	4,489,251	5,272,351	3,355,851	3,386,848
Other long-term liabilities	393,575	411,991	320,181	238,682	225,479
Non-controlling interest	15,286	—	—	—	—
Dean Foods Company stockholders’ equity(7)(8)	1,351,946	558,234	51,267	1,809,399	1,902,213

(1)

As disclosed in Note 1 to our Consolidated Financial Statements, we include certain shipping and handling costs within selling and distribution expense. As a result, our gross profit may not be comparable to other entities that present all shipping and handling costs as a component of cost of sales.

(2)	Results for 2007 include a loss of $1.7 million relating to the sale of our tofu business.
(3)	Results for 2007 include a charge of $13.5 million to write-off financing costs related to the refinancing of our senior secured credit facility.
(4)

In the fourth quarter of 2005, we adopted Financial Accounting Standards related to Accounting for Conditional Asset Retirement Obligations. If this guidance had always been in effect, we would have expensed this amount for depreciation in periods prior to January 1, 2005.

(5)

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income taxes plus fixed charges. “Fixed charges” consist of interest on all debt, amortization of deferred financing costs and the portion of rental expense that we believe is representative of the interest component of rent expense.

(6)	Includes the current portion of long-term debt.
(7)

In May 2009, we issued and sold 25.4 million shares of our common stock in a public offering. We received net proceeds of $444.7 million from the offering. The net proceeds from the offering were used to repay the $122.8 million aggregate principal amount of our subsidiary’s 6.625% senior notes due May 15, 2009, and indebtedness under our receivables-backed facility.

On March 5, 2008, we issued and sold 18.7 million shares of our common stock in a public offering. We received net proceeds of approximately $400 million from the offering which were used to reduce debt outstanding under the revolving portion of our senior secured credit facility.

On April 2, 2007, we recapitalized our balance sheet with the completion of a new $4.8 billion senior secured credit facility and the return of $1.94 billion to shareholders of record as of March 27, 2007, through a $15 per share special cash dividend.

(8)

Effective January 1, 2007, we adopted Financial Accounting Standards related to Accounting for Uncertainty in Income Taxes. As a result, we recognized a $25.9 million increase in our liability for uncertain tax positions, a $20.1 million increase in deferred income tax assets, a $0.3 million decrease to additional paid-in capital, a $0.2 million decrease to goodwill and a $5.7 million decrease to retained earnings.

The balance at December 31, 2006 reflects a $14.8 million reduction related to the adoption of Financial Accounting Standards related to Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R). The reduction had no impact on net income.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information contained herein updates selected sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations as previously presented in Item 7 of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Sections of the 2009 Form 10-K are being updated to reflect:

(1)	the change in our reportable segments presentation consistent with how management currently views and manages its businesses that occurred in the first quarter of 2010; and

(2)

the presentation of historical results for the operations of our Rachel’s business as discontinued operations as a result of our commitment to a plan to sell the business in the second quarter of 2010.

The sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations as previously presented in Item 7 of Part II of the 2009 Form 10-K that are being updated are as follows:

•	Business Overview

•	Our Reportable Segments

•	Results of Operations

Sections of the 2009 Form 10-K that are unchanged or not materially affected by the change in our reportable segments or the reclassification of the Rachel’s results to discontinued operations are not included herein.

Business Overview

We are one of the leading food and beverage companies in the United States. Our Fresh Dairy Direct-Morningstar segment is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. Our WhiteWave-Alpro segment markets and sells a variety of nationally branded dairy and dairy-related products, such as Silk® soymilk and cultured soy products, Horizon Organic® milk and other dairy products, The Organic Cow®, International Delight® coffee creamers and LAND O LAKES® creamers and fluid dairy products. With the addition of our recently acquired Alpro business in Europe, WhiteWave-Alpro now offers branded soy-based beverages and food products in Europe, marketing its products under the Alpro® and Provamel® brands.

Our Reportable Segments

We have two reportable segments, Fresh Dairy Direct-Morningstar and WhiteWave-Alpro.

In the first quarter of 2010, our Chief Executive Officer, who is our chief operating decision maker, changed the way he evaluates the performance of our operations, develops strategy and allocates capital resources. As a result, beginning in the first quarter of 2010, our Morningstar operations were aligned with our Fresh Dairy Direct operations, so that our two reporting segments consisted of Fresh Dairy Direct-Morningstar and WhiteWave-Alpro. This change reflects the divergence between the strategies and objectives of these two segments. Our value-added branded operations at WhiteWave-Alpro added scale with the acquisition of Alpro in July 2009 and are focused on driving growth through effective marketing and innovation. Our traditional dairy operations at Fresh Dairy Direct-Morningstar are driven by a focus on cost and service leadership. We believe these revised segments have increased internal focus and offered management and investors improved visibility into the performance of the segments against their specific objectives. All segment results set forth herein have been recast to present results on a comparable basis. These changes had no impact on consolidated net sales or operating income.

During the second quarter of 2010, we committed to a plan to sell the business operations of Rachel’s, which provides organic branded dairy-based chilled yogurt, milk and related dairy products primarily in the United Kingdom. The sale of these operations was completed on August 4, 2010. The decision to sell these operations was part of our strategic growth plan and allows us to target our investments in growing our core dairy and branded businesses. All Rachel’s operations, previously reported within the WhiteWave-Alpro segment, have been reclassified as discontinued operations. See Note 2 to our Consolidated Financial Statements. Unless stated otherwise, any reference to income statement items in these financial statements refers to results from continuing operations.

        Fresh Dairy Direct-Morningstar — Fresh Dairy Direct-Morningstar is our largest segment, with approximately 85% of our consolidated net sales in 2009. Fresh Dairy Direct-Morningstar manufactures, markets and distributes a wide variety of branded and private label dairy case products, including milk, ice cream, cultured dairy products, creamers, ice cream mix and other dairy products, to retailers, distributors, foodservice outlets, educational institutions and governmental entities across the United States. Due to the perishable nature of its products, Fresh Dairy Direct-Morningstar delivers the majority of its products directly to its customers’ locations in refrigerated trucks or trailers that we own or lease. This form of delivery is called a “direct store delivery” or “DSD” system. We believe that Fresh Dairy Direct-Morningstar has one of the most extensive refrigerated DSD systems in the United States. Fresh Dairy Direct-Morningstar sells its products primarily on a local or regional basis through its local and regional sales forces, although some national customer relationships are coordinated by a centralized corporate sales department.

The dairy industry is a mature industry that has traditionally been characterized by slow to flat growth, low profit margins, fragmentation and excess capacity. Excess capacity resulted from the development of more efficient manufacturing techniques and declining demand for fluid milk products. From 1990 through 2001, the dairy industry experienced significant consolidation. Consolidation has resulted in lower operating costs, less excess capacity and greater efficiency. According to the United States Department of Agriculture (“USDA”), per capita consumption of fluid milk continues to decline while total consumption has remained relatively flat due to population increases. Therefore, volume sales growth across the industry generally remains slow to flat, profit margins generally remain low and excess manufacturing capacity continues to exist. In this environment, price competition is particularly intense, as smaller processors seek to retain enough volume to cover their fixed costs. In addition, current economic conditions and historically low raw milk costs have led supermarkets, including vertically integrated supermarkets, and food retailers to utilize competitive pricing on dairy products to drive traffic volume and influence customer loyalty. Such activity has significantly reduced the profit margins realized by supermarkets and foods retailers on the sale of such products. Increasingly, this margin compression is being absorbed by dairy processors.

In response to this dynamic and significant competitive pressure, many processors, including us, are now placing an increased emphasis on cost reduction in an effort to increase margins. We made significant progress against such initiatives in 2009 and will continue these efforts for the foreseeable future. Historically, Fresh Dairy Direct-Morningstar’s volume growth has kept pace with or exceeded the industry, which we attribute largely to our national DSD system, brand recognition, service and quality. In 2009, due in part to acquisitions, we were able to increase our sales volume of fresh fluid milk and our market share in this product category.

Fresh Dairy Direct-Morningstar has several competitors in each of our major product and geographic markets. Competition between dairy processors for shelf-space with retailers is based primarily on price, service, quality and the expected or historical sales performance of the product compared to its competitors. In some cases Fresh Dairy Direct-Morningstar pays fees to customers for shelf-space. Competition for consumer sales is based on a variety of factors such as brand recognition, price, taste preference and quality. Dairy products also compete with many other beverages and nutritional products for consumer sales.

WhiteWave-Alpro — WhiteWave-Alpro’s net sales were approximately 15% of our consolidated net sales in 2009. WhiteWave-Alpro manufactures, develops, markets and sells a variety of nationally branded soy, dairy and dairy-related products such as Silk soymilk and cultured soy products, Horizon Organic dairy and other products, The Organic Cow organic dairy products, International Delight coffee creamers and LAND O LAKES creamers and fluid dairy products. We license the LAND O LAKES name from a third party. With the addition of Alpro, it now offers branded soy-based beverages and food products in Europe, marketing its products under the Alpro and Provamel brands. WhiteWave-Alpro sells its products to a variety of customers, including grocery stores, club stores, natural food stores, mass merchandisers, convenience stores, drug stores and foodservice outlets. WhiteWave-Alpro sells its products primarily through its internal sales force and through independent brokers. The majority of the WhiteWave-Alpro products are delivered through warehouse delivery systems.

WhiteWave-Alpro has several competitors in each of its product markets. Competition to obtain shelf-space with retailers for a particular product is based primarily on the expected or historical sales performance of the product compared to its competitors. In some cases, WhiteWave-Alpro pays fees to retailers to obtain shelf-space for a particular product. Competition for consumer sales is based on many factors, including brand recognition, price, taste preferences and quality. Consumer demand for soy and organic foods has grown in recent years due to growing consumer confidence in the health benefits of soy and organic foods, and we believe WhiteWave-Alpro has a leading position in the soy and organic foods category.

Results of Operations

The following table presents certain information concerning our financial results, including information presented as a percentage of net sales.

	Year Ended December 31
	2009		2008		2007
	Dollars	Percent	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$11,113.8	100.0%	$12,361.3	100.0%	$11,731.9	100.0%
Cost of sales	8,008.6	72.1	9,438.6	76.4	9,015.2	76.8

Gross profit(1)	3,105.2	27.9	2,922.7	23.6	2,716.7	23.2
Operating costs and expenses:
Selling and distribution	1,818.8	16.4	1,802.2	14.6	1,708.6	14.6
General and administrative	623.8	5.6	482.4	3.9	415.7	3.5
Amortization of intangibles	9.6	0.1	9.8	0.1	6.7	0.1
Facility closing and reorganization costs	30.2	0.3	22.8	0.2	34.4	0.3
Other operating expense	—	—	—	—	1.7	—

Total operating costs and expenses	2,482.4	22.4	2,317.2	18.8	2,167.1	18.5

Operating income	$622.8	5.5%	$605.5	4.8%	$549.6	4.7%

(1)

As disclosed in Note 1 to our Consolidated Financial Statements, we include certain shipping and handling costs within selling and distribution expense. As a result, our gross profit may not be comparable to other entities that present all shipping and handling costs as a component of cost of sales.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008 — Consolidated Results

Net Sales — Net sales by segment are shown in the table below.

	Net Sales
	2009	2008	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(Dollars in millions)
Fresh Dairy Direct-Morningstar	$9,480.8	$10,924.4	$(1,443.6)	(13.2)%
WhiteWave-Alpro	1,633.0	1,436.9	196.1	13.6

Total	$11,113.8	$12,361.3	$(1,247.5)	(10.1)

The change in net sales was due to the following:

	Change in Net Sales 2009 vs. 2008
	Acquisitions	Volume	Pricing and Product Mix Changes	Total Increase/ (Decrease)
	(Dollars in millions)
Fresh Dairy Direct-Morningstar	$159.0	$(61.2)	$(1,541.4)	$(1,443.6)
WhiteWave-Alpro	176.4	(31.2)	50.9	196.1

Total	$335.4	$(92.4)	$(1,490.5)	$(1,247.5)

Net sales decreased $1.2 billion during 2009 compared to 2008 primarily due to lower pricing in our Fresh Dairy Direct-Morningstar segment, as significantly lower commodity costs were passed through to customers. Net sales in our WhiteWave-Alpro segment increased as the Alpro acquisition more than offset the impact of the pass through of lower commodity costs to customers and slightly lower sales volume, coupled with the exit of several business relationships.

Cost of Sales — All expenses incurred to bring a product to completion are included in cost of sales, such as raw material, ingredient and packaging costs; labor costs; and plant and equipment costs. Cost of sales decreased $1.4 billion, or 15.2%, in 2009 as compared to the prior year, primarily due to continued favorable commodity prices, particularly raw milk costs, as well as benefits from our strategic initiatives across our manufacturing network. Overall, commodity prices remained low compared to 2008 levels. Conventional milk prices were at historically low levels for most of 2009, with a fairly sharp increase in the fourth quarter of the year. With the domestic economy still struggling and little indication that export activity will have a meaningful impact to the U.S. dairy complex, we expect that conventional milk costs will be fairly stable through the first half of 2010 with modest inflation towards the end of the year.

Operating Costs and Expenses — Our operating expenses increased $165.2 million, or 7.1%, during the year compared to prior year. Significant changes to operating costs and expenses include the following:

•

General and administrative costs increased $141.4 million primarily driven by the impact of acquisitions and investments in the capability build-out of our supply chain, information technology and research and development functions that are foundational to our strategies; higher personnel-related costs including incentive-based compensation, share-based compensation expense and additional headcount; higher professional fees and other outside services primarily related to our strategic initiatives, as well as higher transaction-related costs.

•

Selling and distribution costs increased $16.6 million driven by an increase in marketing spend, especially in the fourth quarter, on our nationally branded products at WhiteWave, higher expenses attributable to our Hero/WhiteWave joint venture and the impact of our recent Alpro acquisition, partially offset by lower fuel costs and benefits from our strategic initiatives across our distribution network.

•

Net facility closing and reorganization costs increased $7.4 million. See Note 16 to our Consolidated Financial Statements for further information on our facility closing and reorganization activities.

Other (Income) Expense — Interest expense decreased to $246.5 million in 2009 from $308.2 million in 2008, primarily due to lower average debt balances and lower interest rates during 2009 compared to the prior year. Additionally, in 2009, a $4.2 million gain was recognized related to a Euro-based forward currency contract related to the Alpro acquisition.

Income Taxes — Income tax expense was recorded at an effective rate of 39.9% for 2009 compared to 38.6% in 2008. Our effective tax rate varies primarily based on the relative earnings of our business units. In 2009, our effective tax rate was negatively impacted by the exclusion of the tax benefit attributable to our non-controlling interest in the Hero/WhiteWave joint venture. In 2008, our effective tax rate was positively impacted by the settlement of taxing authority examinations and the effects of state tax law changes.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008 — Results by Segment

Fresh Dairy Direct-Morningstar

The key performance indicators of Fresh Dairy Direct-Morningstar are sales volumes, gross profit and operating income.

	Year Ended December 31
	2009		2008
	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$9,480.8	100.0%	$10,924.4	100.0%
Cost of sales	6,961.4	73.4	8,480.7	77.6

Gross profit	2,519.4	26.6	2,443.7	22.4
Operating costs and expenses	1,762.7	18.6	1,762.7	16.2

Total operating income	$756.7	8.0%	$681.0	6.2%

Net Sales — Fresh Dairy Direct-Morningstar’s net sales decreased 13.2% during 2009 compared to the prior year, primarily due to lower pricing as significantly lower commodity costs were passed through to customers. Recent acquisitions and solid execution drove higher fluid milk sales volumes of approximately 2.7%, which were more than offset by lower sales volumes in other products for an overall volume decline of 0.6%.

Fresh Dairy Direct-Morningstar generally increases or decreases the prices of its fluid dairy products on a monthly basis in correlation to fluctuations in the costs of raw materials, packaging supplies and delivery costs. However, in some cases, we are competitively or contractually constrained with respect to the means and/or timing of price increases. This can have a negative impact on Fresh Dairy Direct-Morningstar’s profitability. The following table sets forth the average monthly Class I “mover” and its components, as well as the average monthly Class II minimum prices for raw skim milk and butterfat for 2009 compared to 2008:

	Year Ended December 31*
	2009	2008	% Change
Class I mover(1)	$11.48	$18.00	(36.2)%
Class I raw skim milk mover(1)(2)	7.40	12.94	(42.8)
Class I butterfat mover(2)(3)	1.24	1.57	(21.0)
Class II raw skim milk minimum(1)(4)	7.09	11.13	(36.3)
Class II butterfat minimum(3)(4)	1.26	1.57	(19.7)

*

The prices noted in this table are not the prices that we actually pay. The federal order minimum prices applicable at any given location for Class I raw skim milk or Class I butterfat are based on the Class I mover prices plus a location differential. Class II prices noted in the table are federal minimum prices, applicable at all locations. Our actual cost also includes producer premiums, procurement costs and other related charges that vary by location and supplier. Please see “Part I — Item 1. Business — Government Regulation — Milk Industry Regulation” and “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Known Trends and Uncertainties — Prices of Raw Milk and Other Inputs” in our 2009 Form 10-K for a more complete description of raw milk pricing.

(1)	Prices are per hundredweight.
(2)	We process Class I raw skim milk and butterfat into fluid milk products.
(3)	Prices are per pound.
(4)	We process Class II raw skim milk and butterfat into products such as cottage cheese, creams and creamers, ice cream and sour cream.

Cost of Sales — All expenses incurred to bring a product to completion are included in cost of sales, such as raw material, ingredient and packaging costs; labor costs; and plant and equipment costs. Fresh Dairy Direct-Morningstar’s cost of sales decreased $1.5 billion, or 17.9%, in 2009 compared to 2008 primarily due to favorable commodity prices experienced throughout the year, particularly raw milk costs, as well as benefits from our strategic initiatives across our manufacturing network, slightly offset by higher personnel-related costs.

Fresh Dairy Direct-Morningstar’s gross margin increased to 26.6% in 2009 from 22.4% in 2008. Despite an overall increase on a year-over-year basis, the gross margin trended downward as 2009 progressed driven by the increasing intense competitive environment we have experienced. Changing consumer behavior with increased pricing sensitivity and focus on value in the challenging domestic economy is driving material shifts across the retail grocery industry. Retailers began lowering their margins on milk to hit key price points and demonstrate strong value to customers in an effort to keep or win market share in the challenging environment. Initially, this margin compression was absorbed by retailers, but as the year progressed, we experienced an increasing demand to absorb pricing concessions. In addition, we experienced a continued shift from branded to private label products, further impacting profitability. These margin pressures underscore the importance of our low cost strategy. We continue to focus on cost control and supply chain efficiency through initiatives, improved effectiveness in the pass through of costs to our customers and our continued focus to drive productivity and efficiency within our operations.

Operating Costs and Expenses — Fresh Dairy Direct-Morningstar’s operating costs and expenses were relatively flat during the year compared to prior year. Distribution costs declined due to relatively lower fuel costs and strategic initiatives across our distribution network which was offset by higher professional fees primarily related to strategic initiatives, particularly supply chain and information technology, increased advertising expenses as well as higher personnel-related costs.

WhiteWave-Alpro

The key performance indicators of WhiteWave-Alpro are sales volumes, net sales dollars, gross profit and operating income.

	Year Ended December 31
	2009		2008
	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$1,633.0	100.0%	$1,436.9	100.0%
Cost of sales	1,058.2	64.8	961.1	66.9

Gross profit	574.8	35.2	475.8	33.1
Operating costs and expenses	444.5	27.2	363.3	25.3

Total operating income	$130.3	8.0%	$112.5	7.8%

Net Sales — Net sales of the WhiteWave-Alpro segment increased $196.1 million, or 13.6%, driven by the impact of our Alpro acquisition and strong sales growth in our creamers business, partially offset by the impact of certain businesses exited during 2009.

Throughout 2009, we experienced continued softness in the organic milk category. We believe milk consumers have become price sensitive to premium priced categories, including organic products. We continue to monitor our position in the organic milk category including taking proactive steps to manage our supply in the short-term and we remain focused on maintaining our leading banded position as we balance market share considerations against profitability.

Cost of Sales — WhiteWave-Alpro’s cost of sales increased $97.1 million in 2009 compared to the prior year. This increase was primarily driven by the impact of our Alpro acquisition and continued lower commodity costs, partially offset by the impact of lower sales volumes, driven by the exited businesses, and the impact of our productivity initiatives.

Operating Costs and Expenses — WhiteWave-Alpro’s operating costs and expenses increased $81.2 million during 2009 compared to 2008, driven by the Alpro acquisition and higher marketing spending driven principally by the launch-year marketing investments related to the Hero/WhiteWave joint venture. These increases were partially offset by productivity initiatives which impacted distribution costs.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 — Consolidated Results

Net Sales — Net sales by segment are shown in the table below.

	Net Sales
	2008	2007	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(Dollars in millions)
Fresh Dairy Direct-Morningstar	$10,924.4	$10,449.4	$475.0	4.5%
WhiteWave-Alpro	1,436.9	1,282.5	154.4	12.0

Total	$12,361.3	$11,731.9	$629.4	5.4

The change in net sales was due to the following:

	Change in Net Sales 2008 vs. 2007
	Acquisitions	Volume	Pricing and Product Mix Changes	Total Increase/ (Decrease)
	(Dollars in millions)
Fresh Dairy Direct-Morningstar	$174.8	$13.2	$287.0	$475.0
WhiteWave-Alpro	—	113.7	40.7	154.4

Total	$174.8	$126.9	$327.7	$629.4

Net sales increased $629.4 million or 5.4% during 2008 compared to the prior year primarily due to the higher pass through of overall dairy and commodity costs, volume growth in our cultured and extended shelf life dairy products and acquisitions completed in 2008 in Fresh Dairy Direct-Morningstar, as well as continued strong volume growth at WhiteWave-Alpro in our national brands.

Cost of Sales — All expenses incurred to bring a product to completion are included in cost of sales, such as raw material, ingredient and packaging costs; labor costs; and plant and equipment costs, including costs to operate and maintain our coolers and freezers. Cost of sales increased $423.4 million during 2008 from 2007 primarily due to higher raw material and packaging costs, higher raw milk costs and increased employee-related costs.

Operating Costs and Expenses — Our operating expenses increased $150.1 million during 2008 compared to the prior year. Significant changes to operating costs and expenses include the following:

•	Selling and distribution costs increased $93.6 million primarily due to higher fuel costs, third-party freight and fleet expenses, increased personnel-related costs and higher advertising expenses;

•

General and administrative costs increased $66.7 million primarily due to increased personnel-related costs, which was significantly impacted by incentive-based compensation; higher professional fees and other outside services, primarily related to strategic corporate-driven initiatives, as well as increased costs related to contemplated strategic transactions;

•

The increases above were partly offset by net facility closing, reorganization and other costs that were lower than 2007. See Note 16 to our Consolidated Financial Statements for further information on our facility closing and reorganization activities.

Other (Income) Expense — Interest expense decreased to $308.2 million in 2008 from $333.3 million in 2007 primarily due to a lower average debt balance during 2008 driven by the reduction in debt related to our $400 million pay down of the revolving portion of our senior secured credit facility with proceeds from our equity offering on March 5, 2008, as well as the pay down of debt with cash flow from operations. In addition, we wrote off $13.5 million in financing costs in 2007 due to the completion of our senior secured credit facility and incurred $5.0 million of professional fees and other costs related to the payment of a special cash dividend.

Income Taxes — Income tax expense was recorded at an effective rate of 38.6% in 2008 compared to 39.4% in 2007. Our effective tax rate varies based on the relative earnings of our business units. In 2008, our effective tax rate was positively impacted by the settlement of taxing authority examinations and the effects of state tax law changes.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 — Results by Segment

Fresh Dairy Direct-Morningstar

The key performance indicators of Fresh Dairy Direct-Morningstar are sales volumes, gross profit and operating income.

	Year Ended December 31
	2008		2007
	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$10,924.4	100.0%	$10,449.4	100.0%
Cost of sales	8,480.7	77.6	8,172.0	78.2

Gross profit	2,443.7	22.4	2,277.4	21.8
Operating costs and expenses	1,762.7	16.2	1,652.9	15.8

Total operating income	$681.0	6.2%	$624.5	6.0%

Net Sales — The increase in Fresh Dairy Direct-Morningstar’s net sales of 4.5% was due primarily to the higher pass through of overall dairy and other commodity costs to customers, increase in our Morningstar operations as well as acquisitions completed in 2008.

Fresh Dairy Direct-Morningstar generally increases or decreases the prices of its fluid dairy products on a monthly basis in correlation to fluctuations in the costs of raw materials, packaging supplies and delivery costs. However, in some cases, we are competitively or contractually constrained with respect to the means and/or timing of price increases. This can have a negative impact on Fresh Dairy Direct-Morningstar’s profitability. The following table sets forth the average monthly Class I “mover” and its components, as well as the average monthly Class II minimum prices for raw skim milk and butterfat for 2008 compared to 2007:

	Year Ended December 31*
	2008	2007	% Change
Class I mover(1)	$18.00	$18.14	(0.8)%
Class I raw skim milk mover(1)(2)	12.94	13.47	(3.9)
Class I butterfat mover(2)(3)	1.57	1.47	6.8
Class II raw skim milk minimum(1)(4)	11.13	13.67	(18.6)
Class II butterfat minimum(3)(4)	1.57	1.48	6.1

*

The prices noted in this table are not the prices that we actually pay. The federal order minimum prices applicable at any given location for Class I raw skim milk or Class I butterfat are based on the Class I mover prices plus a location differential. Class II prices noted in the table are federal minimum prices, applicable at all locations. Our actual cost also includes producer premiums, procurement costs and other related charges that vary by location and supplier. Please see “Part I — Item 1. Business — Government Regulation — Milk Industry Regulation” and “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Known Trends and Uncertainties — Prices of Raw Milk and Other Inputs” in our 2009 Form 10-K for a more complete description of raw milk pricing.

(1)	Prices are per hundredweight.
(2)	We process Class I raw skim milk and butterfat into fluid milk products.
(3)	Prices are per pound.
(4)	We process Class II raw skim milk and butterfat into products such as cottage cheese, creams and creamers, ice cream and sour cream.

Throughout 2007, we experienced rapidly increasing and historically high conventional milk prices. In 2008, we continued to experience historically high conventional milk prices. Contributors to the high prices included high feed and fuel costs, as well as global demand for dry powdered milk. This was compounded by significant and sustained increases in diesel fuel and resin costs. In the fourth quarter of 2008, the industry experienced a sharp decline for export demands and favorable movements in energy cost components resulting in declines in conventional milk, diesel and resin prices. Despite the volatility of the average Class I mover throughout 2007 and 2008, the average for the 12 months ended December 31, 2008 approximated that of 2007.

Cost of Sales — All expenses incurred to bring a product to completion are included in cost of sales, such as raw material, ingredient and packaging costs; labor costs; and plant and equipment costs, including costs to operate and maintain our coolers and freezers. Fresh Dairy Direct-Morningstar’s cost of sales increased by $308.7 million during 2008 driven by higher raw material and packaging costs, particularly resin and raw milk, increased employee-related costs as well as higher utilities and equipment costs.

Operating Costs and Expenses — Fresh Dairy Direct-Morningstar’s operating costs and expenses increased by $109.8 million during 2008. The increase was primarily due to higher distribution costs driven by higher fuel, third-party freight and fleet costs slightly offset by lower outside services and higher personnel-related costs, due primarily to increased salaries and wages and incentive-based compensation.

WhiteWave-Alpro

The key performance indicators of WhiteWave-Alpro are sales volumes, net sales dollars, gross profit and operating income.

	Year Ended December 31
	2008		2007
	Dollars	Percent	Dollars	Percent
	(Dollars in millions)
Net sales	$1,436.9	100.0%	$1,282.5	100.0%
Cost of sales	961.1	66.9	841.9	65.7

Gross profit	475.8	33.1	440.6	34.3
Operating costs and expenses	363.3	25.3	326.3	25.4

Total operating income	$112.5	7.8%	$114.3	8.9%

Net Sales — The increase in WhiteWave-Alpro’s net sales of 12.0% was driven by a mix of both increased volumes and higher pricing, primarily in response to higher raw material and commodity costs. During 2008, total net sales for the WhiteWave brands increased 11.3%, with continued strong sales growth across all of our key brands. Silk net sales increased approximately 10% in 2008 driven by volume growth from continued distribution expansion and integrated marketing that featured both print and television advertising highlighting the health benefits of our soymilk products, as well as higher pricing. Net sales of the Horizon Organic brand increased approximately 18% in 2008 driven by continued distribution expansion and differentiated innovation like our DHA-enhanced and single serve products, as well as higher realized pricing. International Delight grew net sales approximately 9% in 2008 through improved price realization. LAND O LAKES creamer products grew net sales approximately 6% over last year as a result of both higher volumes and commodity-related price increases.

In 2007, the organic dairy industry, including us, experienced a significant oversupply of organic raw milk driven by earlier changes in the organic farm transition regulations, as well as economic incentives for conventional farmers to begin the transition to organic farming. This oversupply led to significant discounting and aggressive distribution expansion by processors within this product category, particularly in the second half of 2007, in an effort to stimulate incremental demand and sell their supply in the organic milk market. Consequently, this market activity increased competitive pressure from both branded and private label participants. In 2008, the balance of supply and demand improved resulting in a reduction of the aggressive discounting. However, sharp increases in feed and fuel costs drove up the cost of organic raw milk at a greater pace than the corresponding increases in retail prices.

Cost of Sales — WhiteWave-Alpro’s cost of sales increased by $119.2 million during 2008 driven by higher volumes and increased raw milk costs as well as higher other raw material and packaging costs and higher employee-related costs.

Operating Costs and Expenses — WhiteWave-Alpro’s operating costs and expenses increased $37.0 million during 2008 primarily due to increased selling and marketing expense driven by higher advertising spending on our brands, increased distribution costs driven by higher volumes, higher personnel-related costs, including incentive-based compensation, as well as higher outside services and other costs.

Item 8.	Consolidated Financial Statements

Our Consolidated Financial Statements for 2009 are included in this report on the following pages.

DEAN FOODS COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31
	2009	2008
	(Dollars in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$45,190	$31,656
Receivables, net of allowance of $16,888 and $17,429	871,833	845,022
Income tax receivable	19,434	—
Inventories	436,061	390,224
Deferred income taxes	154,927	127,161
Prepaid expenses and other current assets	90,061	69,614
Assets of discontinued operations held for sale	30,088	35,804

Total current assets	1,647,594	1,499,481
Property, plant and equipment, net	2,102,253	1,815,444
Goodwill	3,272,814	3,063,652
Identifiable intangible and other assets	821,280	661,615

Total	$7,843,941	$7,040,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,225,017	$1,074,811
Income taxes payable	—	27,503
Current portion of long-term debt	248,352	315,526
Liabilities of discontinued operations held for sale	9,045	13,215

Total current liabilities	1,482,414	1,431,055
Long-term debt	3,980,627	4,173,725
Deferred income taxes	620,093	465,187
Other long-term liabilities	393,575	411,991
Commitments and contingencies (Note 18)
Stockholders’ equity:
Dean Foods Company stockholders’ equity:
Preferred stock, none issued	—	—
Common stock 180,854,163 and 154,036,798 shares issued and outstanding, with a par value of $0.01 per share	1,809	1,540
Additional paid-in capital	1,025,502	532,420
Retained earnings	491,611	251,303
Accumulated other comprehensive loss	(166,976)	(227,029)

Total Dean Foods Company stockholders’ equity	1,351,946	558,234
Non-controlling interest	15,286	—

Total stockholders’ equity	1,367,232	558,234

Total	$7,843,941	$7,040,192

See Notes to Consolidated Financial Statements.

DEAN FOODS COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
	2009	2008	2007
	(Dollars in thousands, except share data)
Net sales	$11,113,782	$12,361,311	$11,731,870
Cost of sales	8,008,561	9,438,593	9,015,216

Gross profit	3,105,221	2,922,718	2,716,654
Operating costs and expenses:
Selling and distribution	1,818,833	1,802,214	1,708,594
General and administrative	623,835	482,392	415,694
Amortization of intangibles	9,637	9,836	6,744
Facility closing and reorganization costs	30,162	22,758	34,421
Other operating expense	—	—	1,688

Total operating costs and expenses	2,482,467	2,317,200	2,167,141

Operating income	622,754	605,518	549,513
Other (income) expense:
Interest expense	246,510	308,178	333,328
Other (income) expense, net	(4,221)	1,123	5,956

Total other expense	242,289	309,301	339,284

Income from continuing operations before income taxes	380,465	296,217	210,229
Income taxes	151,845	114,330	82,862

Income from continuing operations	228,620	181,887	127,367
Gain (loss) on sale of discontinued operations, net of tax	89	(1,275)	608
Income (loss) from discontinued operations, net of tax	(862)	3,158	3,378

Net Income	227,847	183,770	131,353
Net loss attributable to non-controlling interest	12,461	—	—

Net income attributable to Dean Foods Company	$240,308	$183,770	$131,353

Average common shares:
Basic	170,986,886	149,266,519	130,310,811
Diluted	173,858,303	153,395,746	137,291,998
Basic earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$1.41	$1.22	$0.98
Income (loss) from discontinued operations attributable to Dean Foods Company	—	0.01	0.03

Net income attributable to Dean Foods Company	$1.41	$1.23	$1.01

Diluted earnings per common share:
Income from continuing operations attributable to Dean Foods Company	$1.39	$1.19	$0.93
Income (loss) from discontinued operations attributable to Dean Foods Company	(0.01)	0.01	0.03

Net income attributable to Dean Foods Company	$1.38	$1.20	$0.96

Cash dividend paid per share	$—	$—	$15.00

See Notes to Consolidated Financial Statements.

DEAN FOODS COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Dean Foods Company Stockholders					Non- controlling Interest	Total Stockholders’ Equity	Comprehensive Income
	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount
	(Dollars in thousands, except share data)
Balance, January 1, 2007	128,371,104	$1,284	$624,475	$1,229,427	$(45,787)	$—	$1,809,399
Issuance of common stock	3,865,113	38	66,445	—	—	—	66,483
Share-based compensation expense	—	—	34,817	—	—	—	34,817
Special cash dividend ($15.00 per share)	—	—	(655,218)	(1,287,520)	—	—	(1,942,738)
Net Income	—	—	—	131,353	—	—	131,353	$131,353
Other comprehensive income (Note 13)
Change in fair value of derivative instruments, net of tax benefit of $29,490	—	—	—	—	(52,066)	—	(52,066)	(52,066)
Amounts reclassified to income statement related to hedging activities, net of tax benefit of $6,241	—	—	—	—	(9,679)	—	(9,679)	(9,679)
Cumulative translation adjustment	—	—	—	—	534	—	534	534
Pension liability adjustment, net of tax of $11,959	—	—	—	—	19,196	—	19,196	19,196

Comprehensive income								$89,338

Adoption of FIN 48	—	—	(305)	(5,727)	—	—	(6,032)

Balance, December 31, 2007	132,236,217	$1,322	$70,214	$67,533	$(87,802)	$—	$51,267
Issuance of common stock	3,100,254	31	27,736	—	—	—	27,767
Share-based compensation expense	—	—	35,180	—	—	—	35,180
Public offering of equity securities	18,700,327	187	399,290	—	—	—	399,477
Net income	—	—	—	183,770	—	—	183,770	$183,770
Other comprehensive income (Note 13)
Change in fair value of derivative instruments, net of tax benefit of $64,797	—	—	—	—	(105,911)	—	(105,911)	(105,911)
Amounts reclassified to income statement related to hedging activities, net of tax of $15,984	—	—	—	—	26,640	—	26,640	26,640
Cumulative translation adjustment	—	—	—	—	(8,497)	—	(8,497)	(8,497)
Pension liability adjustment, net of tax benefit of $30,992	—	—	—	—	(51,459)	—	(51,459)	(51,459)

Comprehensive income								$44,543

Balance, December 31, 2008	154,036,798	$1,540	$532,420	$251,303	$(227,029)	$—	$558,234
Issuance of common stock	1,412,365	15	9,292	—	—	—	9,307
Share-based compensation expense	—	—	39,371	—	—	—	39,371
Public offering of equity securities	25,405,000	254	444,419	—	—	—	444,673
Fair value of non-controlling interest acquired	—	—	—	—	—	14,499	14,499
Capital contribution from non-controlling interest	—	—	—	—	—	13,248	13,248
Net loss attributable to non-controlling interest	—	—	—	—	—	(12,461)	(12,461)
Other comprehensive income (Note 13)
Net income attributable to Dean Foods Company	—	—	—	240,308	—	—	240,308	$240,308
Change in fair value of derivative instruments, net of tax benefit of $13,387	—	—	—	—	(22,417)	—	(22,417)	(22,417)
Amounts reclassified to income statement related to hedging activities, net of tax of $42,466	—	—	—	—	70,772	—	70,772	70,772
Cumulative translation adjustment	—	—	—	—	2,509	—	2,509	2,509
Pension liability adjustment, net of tax of $3,260	—	—	—	—	9,189	—	9,189	9,189

Comprehensive income								$300,361

Balance, December 31, 2009	180,854,163	$1,809	$1,025,502	$491,611	$(166,976)	$15,286	$1,367,232

See Notes to Consolidated Financial Statements.

DEAN FOODS COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2009	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$227,847	$183,770	$131,353
Income from discontinued operations	862	(3,158)	(3,378)
(Gain) loss on sale of discontinued operations	(89)	1,275	(608)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	253,930	236,820	230,844
Share-based compensation expense	39,371	35,180	34,817
Loss on disposition of assets and operations	12,638	2,968	4,208
Write-down of impaired assets	16,815	20,740	7,969
Write-off of financing costs	—	—	13,545
Deferred income taxes	40,352	67,980	8,318
Other	(1,337)	(6,380)	253
Changes in operating assets and liabilities, net of acquisitions:
Receivables, net	57,577	58,383	(103,855)
Inventories	(8,389)	(4,820)	(15,600)
Prepaid expenses and other assets	5,393	11,055	19,075
Accounts payable and accrued expenses	59,148	64,656	51,544
Income taxes receivable/payable	(46,039)	45,037	(32,330)

Net cash provided by operating activities – continuing operations	658,079	713,506	346,155
Net cash provided by operating activities – discontinued operations	2,475	3,122	6,196

Net cash provided by operating activities	660,554	716,628	352,351
Cash flows from investing activities:
Payments for property, plant and equipment	(267,690)	(256,139)	(239,080)
Payments for acquisitions, net of cash received	(581,211)	(95,851)	(132,204)
Net proceeds from divestitures	—	—	1,536
Proceeds from sale of fixed assets	8,833	11,329	20,192

Net cash used in investing activities – continuing operations	(840,068)	(340,661)	(349,556)
Net cash provided by (used in) investing activities – discontinued operations	(525)	(826)	8,337

Net cash used in investing activities	(840,593)	(341,487)	(341,219)
Cash flows from financing activities:
Proceeds from issuance of debt	—	—	1,912,500
Repayment of debt	(330,363)	(109,987)	(336,880)
Proceeds from senior secured revolver	3,689,000	3,298,200	4,706,100
Payments for senior secured revolver	(3,173,800)	(3,848,500)	(4,469,300)
Proceeds from receivables-backed facility	1,784,728	1,852,320	238,300
Payments for receivables-backed facility	(2,244,728)	(1,992,320)	(150,800)
Payments of financing costs	—	—	(31,281)
Issuance of common stock	454,326	419,663	48,114
Payment of special cash dividend	—	—	(1,942,738)
Tax savings on share-based compensation	894	7,581	18,369
Capital contribution from non-controlling interest	12,708	—	—

Net cash provided by (used in) financing activities	192,765	(373,043)	(7,616)
Effect of exchange rate changes on cash and cash equivalents	808	—	—

Increase in cash and cash equivalents	13,534	2,098	3,516
Cash and cash equivalents, beginning of period	31,656	29,558	26,042

Cash and cash equivalents, end of period	$45,190	$31,656	$29,558

See Notes to Consolidated Financial Statements.

DEAN FOODS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2009, 2008 and 2007

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Our Business — We are one of the leading food and beverage companies in the United States. Our Fresh Dairy Direct-Morningstar segment is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. Our WhiteWave-Alpro segment markets and sells a variety of nationally branded dairy and dairy-related products, such as Silk® soymilk and cultured soy products, Horizon Organic® milk and other dairy products, International Delight® coffee creamers and LAND O LAKES® creamers and fluid dairy products. With the addition of our recently acquired Alpro business in Europe, WhiteWave-Alpro now offers branded soy-based beverages and food products in Europe, marketing its products under the Alpro® and Provamel® brands.

Basis of Presentation and Consolidation — Our Consolidated Financial Statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and include the accounts of our wholly-owned subsidiaries as well as those of our 50% owned joint venture between WhiteWave and Hero Group (“Hero”). The resulting non-controlling interest’s share in the equity of the joint venture is presented as a separate component of stockholders’ equity in the consolidated balance sheets and consolidated statement of stockholders’ equity and the net loss attributable to the non-controlling interest is presented in the consolidated statement of income. All intercompany balances and transactions are eliminated in consolidation.

Unless otherwise indicated, references in the report to “we,” “us” or “our” refer to Dean Foods Company and its subsidiaries, taken as a whole.

In the first quarter of 2010, our Chief Executive Officer changed the way he evaluates the performance of our operations, develops strategy and allocates capital resources. This change reflects the divergence between the strategies and objectives of these two reporting segments, which now consist of Fresh Dairy Direct-Morningstar and WhiteWave-Alpro. Our value-added branded operations at WhiteWave-Alpro added scale with the acquisition of Alpro in July 2009 and are focused on driving growth through effective marketing and innovation. Our traditional dairy operations at Fresh Dairy Direct-Morningstar are driven by a focus on cost and service leadership. We believe these revised segments have increased internal focus and offered management and investors improved visibility into the performance of the segments against their specific objectives. Our historical segment disclosures have been recast to be consistent with our current presentation.

During the second quarter of 2010, we committed to a plan to sell the business operations of our Rachel’s Dairy companies (“Rachel’s”), which provide organic branded dairy-based chilled yogurt, milk and related dairy products primarily in the United Kingdom. The decision to sell these operations was part of our strategic growth plan and allows us to target our investments in growing our core dairy and branded businesses. All Rachel’s operations, previously reported within the WhiteWave-Alpro segment, have been reclassified as discontinued operations.

Use of Estimates — The preparation of our Consolidated Financial Statements in conformity with GAAP requires us to use our judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from these estimates under different assumptions or conditions.

Cash Equivalents — We consider temporary investments with an original maturity of three months or less to be cash equivalents.

Inventories — Inventories are stated at the lower of cost or market. Our products are valued using the first-in, first-out (“FIFO”) method. The costs of finished goods inventories include raw materials, direct labor and indirect production and overhead costs. Reserves for obsolete or excess inventory are not material.

Property, Plant and Equipment — Property, plant and equipment are stated at acquisition cost, plus capitalized interest on borrowings during the actual construction period of major capital projects. Also included in property, plant and equipment are certain direct costs related to the implementation of computer software for internal use. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Asset	Useful Life
Buildings and improvements	7 to 40 years
Machinery and equipment	3 to 20 years

We perform impairment tests when circumstances indicate that the carrying value may not be recoverable. Indicators of impairment could include significant changes in business environment or planned closure of a facility. Considerable management judgment is necessary to evaluate the impact of operating changes and to estimate future cash flows. Assumptions used in our impairment evaluations include product development, volume growth and contribution margins. Leasehold improvements are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance, which do not improve or extend the life of the assets, are expensed as incurred.

Intangible and Other Assets — Identifiable intangible assets, other than trademarks that have indefinite lives, are amortized over their estimated useful lives as follows:

Asset	Useful Life
Customer relationships	5 to 15 years
Certain finite lived trademarks	5 to 15 years
Customer supply contracts	Over the terms of the agreements
Noncompetition agreements	Over the terms of the agreements
Deferred financing costs	Over the terms of the related debt

In accordance with Accounting Standards related to “Goodwill and Other Intangible Assets”, we do not amortize goodwill and other intangible assets determined to have indefinite useful lives. Instead, we conduct impairment tests on our goodwill, trademarks and other intangible assets with indefinite lives annually and when circumstances indicate that the carrying value may not be recoverable. To determine whether impairment exists, we primarily utilize a discounted future cash flow analysis.

Assets Held for Sale — We classify assets as held for sale when management approves and commits to a formal plan of sale and our expectation is that the sale will be completed within one year. The carrying value of the net assets of the business held for sale are then recorded at the fair market value, less costs to sell. As of December 31, 2009 and 2008, assets of $24.9 million and $23.8 million, respectively, related to closed facilities, included in prepaid and other current assets, were classified as held for sale within our Fresh Dairy Direct-Morningstar segment and are no longer being depreciated. In 2009 and 2008, we recorded a charge of $16.3 million and $7.7 million, respectively, to write-down certain of these assets to their estimated fair value. These charges were primarily recorded within facility closing and reorganization costs. We are marketing these properties for sale.

Foreign Currency Translation — The financial statements of our foreign subsidiaries are translated to U.S. dollars. The functional currency of our foreign subsidiaries is generally the local currency of the country. Accordingly, assets and liabilities of the foreign subsidiaries are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at the average rates prevailing during the year. Changes in exchange rates that affect cash flows and the related receivables or payables are recognized as transaction gains and losses and are recognized in the statement of income with their related operational activity. Currently, an immaterial amount of transaction gains and losses are reflected in general and administrative expense in our Consolidated Statements of Income. The cumulative translation adjustment in stockholders’ equity reflects the unrealized adjustments resulting from translating the financial statements of our foreign subsidiaries.

Share-Based Compensation — Share-based compensation expense is recognized for equity awards over the vesting period based on their grant date fair value. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The fair value of restricted stock unit awards is equal to the closing price of our stock on the date of grant. Compensation expense is recognized only for equity awards expected to vest. We estimate forfeitures at the date of grant based on our historical experience and future expectations. Share-based compensation expense is included within the same financial statement caption where the recipient’s cash compensation is reported and is classified as a corporate item for segment reporting.

Sales Recognition and Accounts Receivable — Sales are recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, the product has been delivered to the customer and there is a reasonable assurance of collection of the sales proceeds. Sales are reduced by certain sales incentives, some of which are recorded by estimating expense based on our historical experience. We provide credit terms to customers generally ranging up to 30 days, perform ongoing credit evaluation of our customers and maintain allowances for potential credit losses based on our historical experience. Estimated product returns have not historically been material.

Income Taxes — All of our wholly-owned U.S. operating subsidiaries, as well as our proportional share of the operations of our unconsolidated affiliates and our consolidated joint venture, are included in our U.S. federal consolidated tax return. Our foreign subsidiaries are required to file local jurisdiction income tax returns with respect to their operations, the earnings from which are expected to be reinvested indefinitely. Any distributions from these subsidiaries would be subject to U.S. income taxes; however, available tax credits of these subsidiaries may reduce or eliminate these U.S. income tax liabilities. At December 31, 2009, no provision had been made for U.S. federal or state income tax on approximately $24.6 million of accumulated foreign earnings.

Deferred income taxes arise from temporary differences between amounts recorded in the Consolidated Financial Statements and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets, including the benefit of net operating loss and tax credit carryforwards, are evaluated based on the guidelines for realization and are reduced by a valuation allowance if deemed necessary.

We recognize the income tax benefit from an uncertain tax position when it is more likely than not that, based on technical merits, the position will be sustained upon examination, including resolutions of any related appeals or litigation processes. We recognize accrued interest related to uncertain tax positions as a component of income tax expense and penalties, if incurred, are recognized as a component of operating income.

Sales Incentives and Advertising Expense — We market our products through advertising and other promotional activities, including media, agency, coupon, trade shows and other promotional activities. Advertising expense is charged to income during the period incurred, except for expenses related to the development of a major commercial or media campaign which are charged to income during the period in which the advertisement or campaign is first presented by the media. Advertising expense totaled $174.3 million in 2009, $121.3 million in 2008 and $116.0 million in 2007. Additionally, prepaid advertising costs were $1.5 million and $1.7 million at December 31, 2009 and 2008, respectively. Certain customer and trade promotional programs, such as coupons, are recorded as a reduction of sales.

Shipping and Handling Fees — Our shipping and handling costs are included in both cost of sales and selling and distribution expense, depending on the nature of such costs. Shipping and handling costs included in cost of sales reflect inventory warehouse costs and product loading and handling costs. Shipping and handling costs included in selling and distribution expense consist primarily of those costs associated with moving finished products from production facilities through our distribution network, including costs associated with its distribution centers, route delivery costs and the cost of shipping products to customers through third party carriers. Shipping and handling costs that were recorded as a component of selling and distribution expense were $1.34 billion, $1.42 billion and $1.34 billion during 2009, 2008 and 2007, respectively.

Insurance Accruals — We retain selected levels of property and casualty risks, primarily related to employee health care, workers’ compensation claims and other casualty losses. Many of these potential losses are covered under conventional insurance programs with third party carriers with high deductible limits. In other areas, we are self-insured with stop-loss coverage. Accrued liabilities for incurred but not reported losses related to these retained risks are calculated based upon loss development factors which contemplate a number of factors including claims history and expected trends.

Research and Development — Our research and development activities primarily consist of generating and testing new product concepts, new flavors and packaging for our fluid milk, soy and ice cream products. Our total research and development expense related to continuing operations was $25.5 million, $14.0 million and $7.5 million for 2009, 2008 and 2007, respectively. Research and development costs are primarily included in general and administrative expenses in our Consolidated Statements of Income.

Recently Adopted Accounting Pronouncements — Effective December 31, 2009 we adopted the Accounting Standards for “Employers’ Disclosures about Postretirement Benefit Plan Assets” which provides additional guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. See Note 14 and 15.

Effective September 30, 2009, we adopted the Accounting Standards related to “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”. The FASB Accounting Standards Codification (Codification) became the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the Financial Accounting Standards Board (FASB) to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws also are sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification supersedes all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became nonauthoritative. The adoption of this statement did not have a material effect on our consolidated results of operations and financial condition.

Effective January 1, 2009, we adopted the Accounting Standards related to “Business Combinations” together with additional guidance issued by the FASB in April 2009. This standard contains a number of major changes affecting the allocation of the value of acquired assets and liabilities including requiring an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being excess value over the net identifiable assets acquired. This standard also requires the fair value measurement of certain other assets and liabilities related to the acquisition, such as research and development, and clarifies the initial recognition and measurement, subsequent measurement, accounting and disclosure of assets and liabilities arising from contingencies in a business combination. It also requires us to expense transaction costs as they are incurred. These provisions apply only to acquisition transactions completed in fiscal years beginning after December 15, 2008. See Note 2.

Effective January 1, 2009, we adopted the Accounting Standards related to “Fair Value Measurements” as it applies to non-financial assets and liabilities that are not measured at fair value on a recurring basis. The adoption of this Statement regarding the non-financial assets and liabilities did not have a material impact on our Consolidated Financial Statements. See Note 19.

Effective January 1, 2009, we adopted the Accounting Standards related to “Non-controlling Interests in Consolidated Financial Statements”. This statement clarifies that a non-controlling interest in a subsidiary should be reported as equity in the Consolidated Financial Statements. Consolidated net income should include the net income for both the parent and the non-controlling interest with disclosure of both amounts on the consolidated statement of income. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. There were no non-controlling interests prior to the consolidation of the Hero/WhiteWave joint venture in the first quarter of 2009. See Note 3.

Effective January 1, 2009, we adopted the Accounting Standards related to “Disclosure about Derivative Instruments and Hedging Activities”. This amendment requires enhanced disclosures about an entity’s derivative and hedging activities. See Note 10.

Effective June 30, 2009, we adopted the Accounting Standards related to “Interim Disclosures about Fair Value of Financial Instruments,” which requires disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements. The adoption of these Accounting Standards did not have a material impact on our Consolidated Financial Statements. See Note 19.

Effective June 30, 2009, we adopted the Accounting Standards related to “Subsequent Events,” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. These Accounting Standards set forth the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements. The adoption of this Statement did not have a material impact on our Consolidated Financial Statements.

Recently Issued Accounting Pronouncements — In June 2009, the FASB issued Accounting Standards related to “Accounting for Transfer of Financial Assets” which will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity”, changes the requirements for derecognizing financial assets and requires special disclosures. The statement is effective for us on March 31, 2010. We are currently evaluating the impact this statement may have on our consolidated results of operations and financial condition.

In June 2009, the FASB issued Accounting Standards for “Amendments to FASB Interpretation No. 46(R)”. This standard changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The statement is effective for us on March 31, 2010. We do not anticipate that this statement will change our current accounting for our investment in our Hero/WhiteWave joint venture.

2.	ACQUISITIONS, DISCONTINUED OPERATIONS AND DIVESTITURES

Acquisitions

Excluding the acquisition of the Alpro division of Vandemoortele, N.V. (“Alpro”), we completed the acquisition of several businesses during 2009, 2008 and 2007, with an aggregate purchase price of approximately $143.5 million, $95.9 million and $132.2 million, respectively. These acquisitions were not material individually or in the aggregate, including the pro forma impact on earnings. All of these acquisitions were funded with cash flows from operations and borrowings under our senior secured credit facility and our receivables-backed facility. The results of operations of the acquired companies are included in our Consolidated Financial Statements subsequent to their respective acquisition dates. At the acquisition date, the purchase price was allocated to assets acquired, including identifiable intangibles and liabilities assumed based on their estimated fair market values.

Alpro — On July 2, 2009, we completed the acquisition of Alpro, a privately held food company based in Belgium, for an aggregate purchase price of €314.6 million ($440.3 million), after working capital adjustments, excluding transaction costs which were expensed as incurred. Alpro manufactures and sells branded soy-based beverages and food products in Europe. The acquisition of Alpro will provide opportunities to leverage the collective strengths of our combined businesses across a global soy beverages and related products category.

Assets acquired and liabilities assumed in connection with the acquisition have been recorded at their fair values. The fair values were determined by management based in part on an independent valuation of the net assets acquired, which includes intangible assets of $117.6 million. Intangible assets subject to amortization of $21.0 million are being amortized over a weighted-average period of 15 years and relate primarily to customer relationships.

The excess of the net purchase price over the fair value of the net assets acquired of $175.1 million was recorded as goodwill and represents a value attributable to an increased competitive position in the soy-based beverages and foods in Europe. The goodwill is not deductible for tax purposes.

Identifiable assets acquired and liabilities assumed are as follows:

July 2, 2009
(in thousands)
Current assets	$103,050
Property, plant and equipment	195,477
Goodwill	175,100
Identifiable intangible assets	117,627
Other long-term assets	34,079
Current liabilities	(83,654)
Other long-term liabilities	(101,424)

Net identifiable assets acquired	$440,255

We have not completed the final fair value assignments and continue to analyze certain assets acquired and liabilities assumed primarily related to tax matters. The pro forma impact of the acquisition on consolidated net earnings would not have materially changed reported net earnings. Alpro’s results of operations have been included in our Consolidated Statements of Income and the results of operations of our WhiteWave-Alpro segment from the date of acquisition.

We recorded approximately $31.3 million in acquisition-related expenses during the year ended December 31, 2009, in connection with these acquisitions, including expenses related to due diligence, investment advisors and regulatory matters, as well as other non-material transactional activities. These costs were included in general and administrative expenses in our Consolidated Statements of Income.

Discontinued Operations

During the second quarter of 2010, we committed to a plan to sell the business operations of Rachel’s, which provides organic branded dairy-based chilled yogurt, milk and related dairy products primarily in the United Kingdom. The sale of these operations was completed on August 4, 2010 and recognized a gain of $6.4 million, net of tax. Our Rachel’s operations, previously reported within the WhiteWave-Alpro segment, have been reclassified as discontinued operations in our Consolidated Financial Statements for the twelve-month periods ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008. The following is a summary of the operating results of our discontinued operations:

	Year Ended December 31
	2009	2008	2007
	(In thousands)
Operations:
Net sales	$44,606	$93,302	$90,033

Income (loss) before income taxes	(642)	3,460	4,240
Income tax	(220)	(507)	(1,145)

Net income (loss)	$(862)	$2,953	$3,095

The following is a summary of Rachel’s assets and liabilities held for sale as of December 31, 2009 and 2008:

	December 31,
	2009	2008
	(In thousands)
Assets
Current assets	$11,514	$17,516
Property, plant and equipment, net	6,626	6,448
Goodwill, identifiable intangibles and other assets	11,948	11,840

Assets of discontinued operations held for sale	$30,088	$35,804

Liabilities
Accounts payable and accrued expenses	$5,156	$9,226
Other liabilities	3,889	3,989

Liabilities of discontinued operations held for sale	$9,045	$13,215

In 2009, 2008 and 2007, we recognized income of $89,000, expense of $1.1 million and income of $891,000, respectively, related to prior discontinued operations.

Divestitures

On June 8, 2007, we completed the sale of our tofu business, including a dedicated facility in Boulder, Colorado for cash proceeds of approximately $1.5 million. We recorded a pre-tax loss of $1.7 million on the sale. Such loss is included within other operating expense. The historical sales and contribution margin of these operations were not material.

3.	INVESTMENT IN AFFILIATES

Unconsolidated Affiliate and Related Party

Consolidated Container Company — We own an approximately 25% non-controlling interest, on a fully diluted basis, in Consolidated Container Company (“CCC”), one of the nation’s largest manufacturers of rigid plastic containers and our largest supplier of plastic bottles and bottle components. We have owned our minority interest since July 2, 1999, when we sold our U.S. plastic packaging operations to CCC. Vestar Capital Partners, an unaffiliated entity, controls CCC through a majority ownership interest. Pursuant to our agreements with Vestar, we control two of the eight seats on CCC’s Management Committee.

Since July 2, 1999, our investment in CCC has been accounted for under the equity method of accounting. During 2001, we concluded that our investment was permanently impaired so we wrote off our remaining investment. Our investment in CCC has been recorded at zero value since then and is still generating no income under the equity method of accounting. As the tax basis of our investment in CCC is calculated differently than the carrying value of the investment recognized in our Consolidated Financial Statements, the sale or liquidation of our investment, the timing of which may be beyond our control, could result in a significantly disproportionate tax obligation.

We have supply agreements with CCC to purchase certain of our requirements for plastic bottles and bottle components from CCC. We spent $268.2 million, $330.3 million and $264.0 million on products purchased from CCC for the years ended December 31, 2009, 2008 and 2007, respectively.

Non-controlling Interest in Consolidated Affiliate

Hero/WhiteWave Joint Venture — In January 2008, we entered into and formed a 50/50 strategic joint venture with Hero Group (“Hero”), producer of international fruit and infant nutrition brands, to introduce a new innovative product line to North America. The joint venture, Hero/WhiteWave, LLC, combines Hero’s expertise in fruit, innovation and process engineering with WhiteWave’s deep understanding of the American consumer and manufacturing network, as well as the go-to-market system of Dean Foods.

The joint venture, which is based in Broomfield, Colorado, serves as a strategic growth platform for both companies to further extend their global reach by leveraging their established innovation, technology, manufacturing and distribution capabilities over time. During the first quarter of 2009, the joint venture began to manufacture and distribute its primary product, Fruit2Day®, in limited test markets in the United States. During the second quarter of 2009, the product was nationally launched in grocery and club store channels.

Beginning January 1, 2009, in conjunction with entering into several new agreements between WhiteWave and the joint venture, we concluded that we are the primary beneficiary of the joint venture and the financial position and the results of operations for the joint venture should be consolidated for financial reporting purposes. Accordingly, the joint venture has been consolidated as of January 1, 2009. The resulting non-controlling interest’s share in the equity of the joint venture is presented as a separate component of stockholders’ equity in the consolidated balance sheets and consolidated statement of stockholders’ equity and the net loss attributable to the non-controlling interest is presented in the consolidated statements of income.

During 2009, our joint venture partner made cash and non-cash contributions of $12.7 million and $0.5 million, respectively, to the joint venture. During 2009, we made cash contributions of $10.5 million and continued non-cash contributions in the form of the capital lease for the manufacturing facility constructed at one of our existing WhiteWave plants. From the inception of the venture through December 31, 2009, we and our joint venture partner have each invested $30.3 million in the Hero/WhiteWave joint venture.

4.	INVENTORIES

Inventories at years ended December 31, 2009 and 2008 consisted of the following:

	December 31
	2009	2008
	(In thousands)
Raw materials and supplies, net	$202,991	$176,019
Finished goods, net	233,070	214,205

Total	$436,061	$390,224

5.	PROPERTY, PLANT AND EQUIPMENT

	December 31
	2009	2008
	(In thousands)
Land	$231,617	$186,095
Buildings and improvements	988,461	840,253
Machinery and equipment	2,287,171	2,069,557
Construction in progress	79,924	109,944

	3,587,173	3,205,849
Less accumulated depreciation	(1,484,920)	(1,390,405)

Total	$2,102,253	$1,815,444

For 2009 and 2008, we capitalized $1.7 million and $2.8 million in interest related to borrowings during the actual construction period of major capital projects, which is included as part of the cost of the related asset. Other non-cash additions to property, plant and equipment were not material.

6.	GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2008 are as follows:

	Fresh Dairy Direct-Morningstar (1)	WhiteWave- Alpro (1) (2)	Total
	(In thousands)
Balance at December 31, 2007	$2,483,645	$524,251	$3,007,896
Purchase accounting adjustments	1,468	—	1,468
Acquisitions	37,730	16,558	54,288

Balance at December 31, 2008	$2,522,843	$540,809	$3,063,652
Acquisitions and purchase accounting adjustments	37,059	175,041	212,100
Foreign currency translation	—	(2,938)	(2,938)

Balance at December 31, 2009	$2,559,902	$712,912	$3,272,814

(1)

Due to changes in our reportable segments as discussed in Note 1, $336.3 million of goodwill was transferred from WhiteWave-Alpro to Fresh Dairy Direct-Morningstar in the first quarter of 2010. Amounts at December 31, 2009, 2008 and 2007 have been recast to reflect this change.

(2)

In the third quarter of 2010, $9.9 million of goodwill within the WhiteWave-Alpro segment related to Rachel’s was sold. Amounts at December 31, 2009, 2008 and 2007 have been moved to assets of discontinued operations held for sale to reflect this change.

The gross carrying amount and accumulated amortization of our intangible assets other than goodwill as of December 31, 2009 and 2008 are as follows:

	December 31
	2009			2008
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)
Intangible assets with indefinite lives:
Trademarks (1)	$608,339	$—	$608,339	$512,755	$—	$512,755
Intangible assets with finite lives:
Customer-related and other	135,993	(35,737)	100,256	91,127	(27,553)	63,574
Trademarks	10,146	(1,940)	8,206	2,786	(1,004)	1,782

Total	$754,478	$(37,677)	$716,801	$606,668	$(28,557)	$578,111

(1)

In the third quarter of 2010, $2.1 million of indefinite lived intangibles related to Rachel’s were sold. Amounts at December 31, 2009 and 2008 have been moved to assets of discontinued operations held for sale to reflect this change.

Amortization expense on intangible assets for the years ended December 31, 2009, 2008 and 2007 was $9.6 million, $9.8 million and $6.7 million, respectively. Estimated aggregate intangible asset amortization expense for the next five years is as follows:

2010	$10.3 million
2011	10.2 million
2012	10.0 million
2013	9.9 million
2014	9.2 million

Our goodwill and intangible assets have resulted from acquisitions. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including trademarks and customer-related intangible assets, with any remaining purchase price recorded as goodwill. Goodwill and trademarks with indefinite lives are not amortized.

A trademark is recorded with an indefinite life if it has a history of strong sales and cash flow performance that we expect to continue for the foreseeable future. If these perpetual trademark criteria are not met, the trademarks are amortized over their expected useful lives. Determining the expected life of a trademark is based on a number of factors including the competitive environment, trademark history and anticipated future trademark support.

We conduct impairment tests of goodwill and intangible assets with indefinite lives annually in the fourth quarter or when circumstances arise that indicate a possible impairment might exist. If the fair value of an evaluated asset is less than its book value, an impairment is recorded. Our reporting units are Fresh Dairy Direct, Morningstar, WhiteWave and Alpro. We did not recognize any impairment charges related to goodwill during 2009, 2008 or 2007. Based on our analysis performed in the fourth quarter of 2009, each of our reporting units tested had fair values in excess of book values by more than $250 million. The sum of the fair values of our reporting units was in excess of our market capitalization. We believe that the difference between the fair value and market capitalization is reasonable (in the context of assessing whether any asset impairment exists) when market-based control premiums are taken into account and in light of the volatility in the equity markets throughout 2009.

In 2009, we recognized an impairment charge of $0.5 million in Fresh Dairy Direct, related to a perpetual trademark for a regional brand due to projected declining annualized sales volumes and profitability. This trademark is no longer deemed to have a perpetual life and therefore will be amortized over its estimated remaining life. In 2008, we recognized an impairment charge of $2.3 million related to three perpetual trademarks for regional brands in Fresh Dairy Direct. The write-downs were the result of lower annualized sales volumes from certain facilities partly related to movement of production between regional brands. These trademarks were no longer deemed to have a perpetual life and are being amortized over their respective estimated remaining lives. During 2007, we recognized immaterial impairment charges related to certain trademarks as a result of the decision to close facilities and shift customers from one regional brand to another.

Amortizable intangible assets are only evaluated for impairment upon a significant change in the operating environment. If an evaluation of the undiscounted cash flows indicates impairment, the asset is written down to its estimated fair value, which is generally based on discounted future cash flows.

7.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrual expenses for the years ended December 31, 2009 and 2008 consisted of the following:

	December 31
	2009	2008
	(In thousands)
Accounts payable	$699,040	$596,309
Payroll and benefits	176,811	148,551
Health insurance, workers’ compensation and other insurance costs	83,812	87,581
Current derivative liability	90,194	103,278
Other accrued liabilities	175,160	139,092

Total	$1,225,017	$1,074,811

8.	INCOME TAXES

The following table presents the 2009, 2008 and 2007 provisions for income taxes:

	Year Ended December 31
	2009(1)	2008(2)	2007(3)
	(In thousands)
Federal	$94,190	$39,651	$65,659
State	15,060	9,605	6,474
Foreign	3,295	629	214
Deferred income taxes	39,300	64,445	10,515

Total	$151,845	$114,330	$82,862

(1)	Excludes $0.3 million in income tax benefit related to discontinued operations.
(2)	Excludes $0.4 million in income tax benefit related to discontinued operations.
(3)	Excludes $0.4 million in income tax expense related to discontinued operations.

The following is a reconciliation of income taxes computed at the U.S. federal statutory tax rate to income taxes reported in the Consolidated Statements of Income:

	Year Ended December 31
	2009		2008		2007
	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(In thousands)
Tax expense at statutory rate	$133,163	35.0%	$103,676	35.0%	$73,580	35.0%
State income taxes	14,476	3.8	4,422	1.5	8,800	4.2
Exclusion of non-controlling interest tax benefit	4,876	1.3	—	—	—	—
Change in valuation allowance	(537)	(0.1)	950	0.3	(976)	(0.5)
Nondeductible compensation	3,434	0.9	4,796	1.6	2,010	1.0
Corporate owned life insurance	(1,839)	(0.5)	4,025	1.4	(660)	(0.3)
Audit settlements	(1,289)	(0.3)	(5,616)	(1.9)	—	—
Other	(439)	(0.2)	2,077	0.7	108	—

Total	$151,845	39.9%	$114,330	38.6%	$82,862	39.4%

The tax effects of temporary differences giving rise to deferred income tax assets (liabilities) were:

	December 31
	2009(1)	2008(2)
	(In thousands)
Deferred income tax assets:
Accrued liabilities	$118,756	$112,761
Retirement plans and postretirement benefits	52,418	60,908
Share-based compensation	42,485	34,557
Receivables and inventories	23,698	20,034
Derivative instruments	45,880	74,965
Net operating loss carryforwards	28,377	17,412
State and foreign tax credits	14,244	13,311
Other	6,310	9,984
Valuation allowances	(9,108)	(9,645)

	323,060	334,287
Deferred income tax liabilities:
Intangible assets	(496,586)	(417,292)
Property, plant and equipment	(268,942)	(229,507)
Investment in unconsolidated affiliates	(22,698)	(25,514)

	(788,226)	(672,313)

Net deferred income tax liability	$(465,166)	$(338,026)

(1)	Includes $20.6 million of deferred tax assets related to uncertain tax positions.
(2)	Includes $20.0 million of deferred tax assets related to uncertain tax positions.

These net deferred income tax assets (liabilities) are classified in our Consolidated Balance Sheets as follows:

	December 31
	2009	2008
	(In thousands)
Current assets	$154,927	$127,161
Noncurrent liabilities	(620,093)	(465,187)

Total	$(465,166)	$(338,026)

At December 31, 2009, we had $28.4 million of state and foreign net operating loss carryforwards and $14.2 million of state and foreign tax credits available for carryover to future years. These items are subject to certain limitations and begin to expire in 2010. A valuation allowance of $9.1 million has been established because we do not believe it is more likely than not that all of the deferred tax assets related to state and foreign net operating loss carryforwards, state credit carryforwards and foreign tax credit carryforwards will be realized prior to expiration. Our valuation allowance decreased $0.5 million in 2009 for expected realization of certain state net operating loss and credit carryforwards not previously recognized.

The following is a reconciliation of gross unrecognized tax benefits, including interest, recorded in other long-term liabilities in our Consolidated Balance Sheets:

	December 31
	2009	2008	2007
	(in thousands)
Balance at beginning of year	$41,400	$46,089	$41,596
Increases in tax positions for current year	5,204	4,196	3,294
Increases in tax positions for prior years	5,641	3,387	4,712
Acquired increases in tax positions for prior years	31,019	—	—
Decreases in tax positions for prior years	(4,181)	(10,834)	(1,422)
Settlement of tax matters	(5,249)	(400)	(1,697)
Lapse of applicable statutes of limitations	(1,223)	(1,038)	(394)

Balance at end of year	$72,611	$41,400	$46,089

Of the balance at December 31, 2009, $24.9 million would impact our effective tax rate, $0.6 million would be recorded in discontinued operations, and $26.6 million would offset tax benefits associated with potential transfer pricing adjustments, if recognized. The remaining $20.5 million represents tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Due to the impact of deferred income tax accounting, the disallowance of the shorter deductibility period would not affect our effective tax rate but would accelerate payment of cash to the applicable taxing authority. We do not expect any material changes to our liability for uncertain tax positions during the next 12 months.

We recognize accrued interest related to uncertain tax positions as a component of income tax expense. Penalties, if incurred, are recognized as a component of operating income. Income tax expense for 2009, 2008 and 2007 included interest expense, net of tax of $1.1 million, $(0.6) million and $2.8 million, respectively. Our liability for uncertain tax positions included accrued interest of $8.5 million and $8.2 million at December 31, 2009 and 2008, respectively.

As of December 31, 2009, our 2007 to 2009 tax years remain subject to examination in our major jurisdictions. The statute on our 2006 U.S. federal income tax return remains open until the first quarter of 2011. State income tax returns are generally subject to examination for a period of three to five years after filing. We have various state income tax returns in the process of examination, appeals, or settlement.

9.	DEBT

	December 31
	2009			2008
	Amount Outstanding	Interest Rate		Amount Outstanding	Interest Rate
	(Dollars in thousands)
Dean Foods Company debt obligations:
Senior secured credit facility	$3,596,950	1.25	%*	$3,268,500	2.84	%*
Senior notes	498,584	7.00		498,416	7.00

	4,095,534			3,766,916
Subsidiary debt obligations:
Senior notes	126,027	6.90		253,828	6.625-6.90
Receivables-backed facility	—	2.00		460,000	2.72
Capital lease obligations and other	7,418			8,507
Alpro revolving credit facility	—	3.41		—

	133,445			722,335

	4,228,979			4,489,251
Less current portion	(248,352)			(315,526)

Total long-term portion	$3,980,627			$4,173,725

*	Represents a weighted average rate for the senior secured revolving credit facility, Term Loan A and Term Loan B.

The scheduled maturities of long-term debt, at December 31, 2009, were as follows (in thousands):

2010	$248,352
2011	862,407
2012	796,372
2013	18,274
2014	1,678,650
Thereafter	642,313

Subtotal	4,246,368
Less discounts	(17,389)

Total outstanding debt	$4,228,979

Senior Secured Credit Facility — Our senior secured credit facility consists of an original combination of a $1.5 billion five-year senior secured revolving credit facility, a $1.5 billion five-year senior secured term loan A, and a $1.8 billion seven-year senior secured term loan B. At December 31, 2009, there were outstanding borrowings of $1.3 billion under the senior secured term loan A, $1.8 billion under the senior secured term loan B and $515.2 million of borrowings that remained outstanding under the revolving credit facility. Letters of credit in the aggregate amount of $193.5 million were issued but undrawn. At December 31, 2009, approximately $791.3 million was available for future borrowings under the senior secured revolving credit facility, subject to the maximum leverage and minimum interest coverage ratios and the satisfaction of certain ordinary course conditions contained in the credit agreement.

The remaining term loan A is payable in 9 installments of:

•	$56.25 million in each of the next five installments due at the end of each quarter, from March 30, 2010 and ending on March 31, 2011; and

•	$262.5 million in each of the next four installments due at the end of each quarter, beginning on June 30, 2011 through December 31, 2011 with a final payment on April 2, 2012.

The term loan B amortizes 1% per year, or $4.5 million on a quarterly basis, with any remaining principal balance due at final maturity on April 2, 2014. The senior secured revolving credit facility will be available for the issuance of up to $350 million of letters of credit and up to $150 million for swing line loans. No principal payments are due on the $1.5 billion senior secured revolving credit facility until maturity on April 2, 2012. The credit agreement also requires mandatory principal prepayments upon the occurrence of certain asset dispositions, recovery events, or as a result of exceeding certain leverage limits.

Under the senior secured credit facility, we are required to comply with certain financial covenants, including, but not limited to, maximum leverage and minimum interest coverage ratio. As of December 31, 2009, we were in compliance with all covenants contained in their agreement. Our Leverage Ratio at December 31, 2009 was 4.16 times consolidated funded indebtedness to consolidated EBITDA for the prior four consecutive quarters, each as defined under and calculated in accordance with the terms of our senior secured credit facility and our receivables-backed facility. The maximum permitted Leverage Ratio as of December 31, 2009 is 5.00 times declining to a final step down to 4.50 times as of December 31, 2010.

Our credit agreement permits us to complete acquisitions that meet all of the following conditions without obtaining prior approval: (1) the acquired company is involved in the manufacture, processing and distribution of food or packaging products or any other line of business in which we are currently engaged, (2) the net cash purchase price for any single acquisition is not greater than $500 million, (3) we acquire at least 51% of the acquired entity, (4) the transaction is approved by the board of directors or shareholders, as appropriate, of the target and (5) after giving effect to such acquisition on a pro forma basis, we would have been in compliance with all financial covenants. All other acquisitions must be approved in advance by the required lenders.

The senior secured credit facility contains limitations on liens, investments and the incurrence of additional indebtedness, prohibits certain dispositions of property and conditionally restricts certain payments, including dividends. There are no restrictions on these certain payments, including dividends, when our Leverage Ratio is below 5.00 times. The senior secured credit facility is secured by liens on substantially all of our domestic assets including the assets of our subsidiaries, but excluding the capital stock of subsidiaries of the former Dean Foods Company (“Legacy Dean”), and the real property owned by Legacy Dean and its subsidiaries.

The credit agreement contains standard default triggers, including without limitation: failure to maintain compliance with the financial and other covenants contained in the credit agreement, default on certain of our other debt, a change in control and certain other material adverse changes in our business. The credit agreement does not contain any requirements to maintain specific credit rating levels.

Interest on the outstanding balances under the senior secured credit facility is payable, at our election, at the Alternative Base Rate (as defined in our credit agreement) plus a margin depending on our Leverage Ratio (as defined in our credit agreement) or LIBOR plus a margin depending on our Leverage Ratio. The Applicable Base Rate margin under our revolving credit and term loan A varies from zero to 75 basis points, while the Applicable LIBOR Rate margin varies from 62.5 to 175 basis points. The Applicable Base Rate margin under our term loan B varies from 37.5 to 75 basis points, while the Applicable LIBOR Rate margin varies from 137.5 to 175 basis points.

In consideration for the revolving commitment, we are required to pay a quarterly commitment fee on unused amounts of the senior secured revolving credit facility that ranges from 12.5 to 37.5 basis points, depending on our Leverage Ratio.

Dean Foods Company Senior Notes — On May 17, 2006, we issued $500 million aggregate principal amount of 7.0% senior unsecured notes. The senior unsecured notes mature on June 1, 2016 and interest is payable on June 1 and December 1 of each year, beginning December 1, 2006. The indenture under which we issued the senior unsecured notes does not contain financial covenants but does contain covenants that, among other things, limit our ability to incur certain indebtedness, enter into sale-leaseback transactions and engage in mergers, consolidations and sales of all or substantially all of our assets. The outstanding balance at December 31, 2009 was $498.6 million.

Subsidiary Senior Notes — The former Dean Foods Company (“Legacy Dean”) had certain senior notes outstanding at the time of its acquisition, of which one series ($150 million face value) remains outstanding with a maturity date of October 15, 2017. During the third quarter of 2009, we repurchased in the open market $8.0 million of these subsidiary senior notes and recognized an immaterial book loss. The balance of these outstanding notes is $126.0 million at December 31, 2009 at 6.9% interest. During the fourth quarter of 2008, we repurchased in the open market, $77.0 million of Legacy Dean’s subsidiary senior notes that were to mature on May 15, 2009. Additionally, the net proceeds of our equity offering in May 2009 were used in part to repay the remaining balance of $122.8 million of these senior notes upon maturity.

The related indentures do not contain financial covenants but they do contain certain restrictions, including a prohibition against Legacy Dean and its subsidiaries granting liens on certain of their real property interests and a prohibition against Legacy Dean granting liens on the stock of its subsidiaries. The subsidiary senior notes are not guaranteed by Dean Foods Company or Legacy Dean’s wholly owned subsidiaries.

Receivables-Backed Facility — We have a $600 million receivables securitization facility pursuant to which certain of our subsidiaries sell their accounts receivable to three wholly-owned special purpose entities intended to be bankruptcy-remote. The special purpose entities then transfer the receivables to third party asset-backed commercial paper conduits sponsored by major financial institutions. The assets and liabilities of these three special purpose entities are fully reflected on our consolidated balance sheet and the securitization is treated as a borrowing for accounting purposes. On March 30, 2009, we amended the facility to reflect the reallocation of commitments among the financial institutions following the addition of one financial institution to our receivables – backed program and to change the facility date to be a 364-day facility terminating on March 29, 2010. During 2009, we made net payments of $460.0 million on this facility, which was primarily repaid using a portion of the net proceeds from our equity offering in May 2009. There was no remaining drawn balance at December 31, 2009. The receivables-backed facility bears interest at a variable rate based on the commercial paper yield plus an applicable margin as defined in the agreement. Our ability to re-borrow under this facility is subject to a monthly borrowing base formula. This facility had $504.7 million of availability at December 31, 2009, based on this formula.

Capital Lease Obligations and Other — Capital lease obligations and other subsidiary debt includes various promissory notes for financing current year property and casualty insurance premiums, as well as the purchase of property, plant and equipment and capital lease obligations. The various promissory notes payable provide for interest at varying rates and are payable in monthly installments of principal and interest until maturity, when the remaining principal balances are due. Capital lease obligations represent machinery and equipment financing obligations, which are payable in monthly installments of principal and interest and are collateralized by the related assets financed. See Note 18.

Alpro Revolving Credit Facility — On July 2, 2009, our newly acquired subsidiary, Alpro N.V. entered into a two year multi-currency revolving credit facility for borrowings in an amount not to exceed € 20 million (or its currency equivalent). In December, 2009, we reduced the facility to an amount not to exceed € 10 million (or its currency equivalent). The facility is unsecured and is guaranteed by Dean Foods Company and various Alpro N.V. subsidiaries. Use of proceeds under the facility is for working capital and other general corporate purposes of Alpro N.V. The subsidiary revolving credit facility will be available for the issuance of up to € 1 million of letters of credit. No principal payments are due under the subsidiary revolving credit facility until maturity on July 2, 2011. At December 31, 2009, there were no outstanding borrowings under the facility.

Interest Rate Agreements — See Note 10 for information related to interest rate swap arrangements associated with our debt.

Guarantor Information — On May 17, 2006, we issued $500 million aggregate principal amount of 7.0% senior notes. The senior notes are unsecured obligations and are fully and unconditionally, joint and severally guaranteed by substantially all of our wholly-owned U.S. subsidiaries other than our receivables securitization subsidiaries.

The following condensed consolidating financial statements present the financial position, results of operations and cash flows of Dean Foods Company (“Parent”), the wholly-owned subsidiary guarantors of the senior notes and separately the combined results of the wholly-owned subsidiaries that are not a party to the guarantees. The wholly-owned non-guarantor subsidiaries reflect foreign and certain other operations in addition to our three receivables securitization subsidiaries. We do not allocate interest expense from the receivables-backed facility to the three receivables securitization subsidiaries. Therefore, the interest costs related to this facility are reflected within the guarantor financial information presented.

	Condensed Consolidating Balance Sheet as of December 31, 2009
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,665	$—	$35,525	$—	$45,190
Receivables, net	469	35,001	836,363	—	871,833
Income tax receivable	19,329	—	105	—	19,434
Inventories	—	408,431	27,630	—	436,061
Intercompany receivables	2,252,463	5,325,673	723,109	(8,301,245)	—
Other current assets	155,267	71,277	18,444	—	244,988
Assets of discontinued operations held for sale	—	—	30,088	—	30,088

Total current assets	2,437,193	5,840,382	1,671,264	(8,301,245)	1,647,594
Property, plant and equipment, net	500	1,868,458	233,295	—	2,102,253
Goodwill	—	3,100,652	172,162	—	3,272,814
Identifiable intangible and other assets	50,796	616,616	153,868	—	821,280
Investment in subsidiaries	9,009,741	—	—	(9,009,741)	—

Total	$11,498,230	$11,426,108	$2,230,589	$(17,310,986)	$7,843,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$214,717	$930,933	$79,367	$—	$1,225,017
Intercompany notes	5,278,204	1,520,421	1,502,620	(8,301,245)	—
Current portion of long-term debt	243,000	4,843	509	—	248,352
Liabilities of discontinued operations held for sale	—	—	9,045	—	9,045

Total current liabilities	5,735,921	2,456,197	1,591,541	(8,301,245)	1,482,414
Long-term debt	3,852,533	127,573	521	—	3,980,627
Other long-term liabilities	557,830	345,087	110,751	—	1,013,668
Dean Foods stockholders’ equity	1,351,946	8,497,251	512,490	(9,009,741)	1,351,946
Non-controlling interest	—	—	15,286	—	15,286

Total stockholders’ equity	1,351,946	8,497,251	527,776	(9,009,741)	1,367,232

Total	$11,498,230	$11,426,108	$2,230,589	$(17,310,986)	$7,843,941

	Condensed Consolidating Balance Sheet as of December 31, 2008
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,391	$13,552	$8,713	$—	$31,656
Receivables, net	401	12,391	832,230	—	845,022
Inventories	—	390,224	—	—	390,224
Intercompany receivables	1,718,910	5,231,238	153,790	(7,103,938)	—
Other current assets	109,494	82,117	5,164	—	196,775
Assets of discontinued operations held for sale	—	—	35,804	—	35,804

Total current assets	1,838,196	5,729,522	1,035,701	(7,103,938)	1,499,481
Property, plant and equipment, net	1,807	1,785,113	28,524	—	1,815,444
Goodwill	—	3,063,652	—	—	3,063,652
Identifiable intangible and other assets	50,481	611,128	6	—	661,615
Investment in subsidiaries	8,008,271	—	—	(8,008,271)	—

Total	$9,898,755	$11,189,415	$1,064,231	$(15,112,209)	$7,040,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$189,615	$885,105	$91	$—	$1,074,811
Other current liabilities	27,140	235	128	—	27,503
Intercompany notes	4,769,377	1,833,567	500,994	(7,103,938)	—
Current portion of long-term debt	186,750	128,776	—	—	315,526
Liabilities of discontinued operations held for sale	—	—	13,215	—	13,215

Total current liabilities	5,172,882	2,847,683	514,428	(7,103,938)	1,431,055
Long-term debt	3,580,166	133,559	460,000	—	4,173,725
Other long-term liabilities	587,473	289,555	150	—	877,178
Total stockholders’ equity	558,234	7,918,618	89,653	(8,008,271)	558,234

Total	$9,898,755	$11,189,415	$1,064,231	$(15,112,209)	$7,040,192

	Condensed Consolidating Statements of Income for the Year Ended December 31, 2009
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
	(In thousands)
Net sales	$—	$10,928,250	$185,532	$—	$11,113,782
Cost of sales	—	7,896,766	111,795	—	8,008,561

Gross profit	—	3,031,484	73,737	—	3,105,221
Selling and distribution	—	1,752,829	66,004	—	1,818,833
General and administrative	18,287	591,569	23,616	—	633,472
Facility closing and reorganization costs	—	30,162	—	—	30,162
Interest expense	230,454	14,912	1,144	—	246,510
Other (income) expense, net	(22,468)	19,060	(813)	—	(4,221)
Income from subsidiaries	(606,738)	—	—	606,738	—

Income (loss) from continuing operations before income taxes	380,465	622,952	(16,214)	(606,738)	380,465
Income taxes	151,845	248,622	(2,176)	(246,446)	151,845

Income (loss) from continuing operations	228,620	374,330	(14,038)	(360,292)	228,620
Gain on sale of discontinued operations, net of tax	89	89	—	(89)	89
Loss from discontinued operations, net of tax	(862)	—	(862)	862	(862)

Net income (loss)	227,847	374,419	(14,900)	(359,519)	227,847
Net loss attributable to non-controlling interest	12,461	—	12,461	(12,461)	12,461

Net income (loss) attributable to Dean Foods Company	$240,308	$374,419	$(2,439)	$(371,980)	$240,308

	Condensed Consolidating Statements of Income for the Year Ended December 31, 2008
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
	(In thousands)
Net sales	$—	$12,346,026	$15,285	$—	$12,361,311
Cost of sales	—	9,426,707	11,886	—	9,438,593

Gross profit	—	2,919,319	3,399	—	2,922,718
Selling and distribution	—	1,801,355	859	—	1,802,214
General and administrative	1,575	485,503	5,150	—	492,228
Facility closing and reorganization costs	—	22,758	—	—	22,758
Interest expense	269,423	37,181	1,574	—	308,178
Other (income) expense, net	571	(648)	1,200	—	1,123
Income from subsidiaries	(567,786)	—	—	567,786	—

Income (loss) from continuing operations before income taxes	296,217	573,170	(5,384)	(567,786)	296,217
Income taxes	114,330	221,225	(2,187)	(219,038)	114,330

Income (loss) from continuing operations	181,887	351,945	(3,197)	(348,748)	181,887
Loss on sale of discontinued operations, net of tax	(1,275)	(1,275)	—	1,275	(1,275)
Income from discontinued operations, net of tax	3,158	205	2,953	(3,158)	3,158

Net income (loss) attributable to Dean Foods Company	$183,770	$350,875	$(244)	$(350,631)	$183,770

	Condensed Consolidating Statements of Income for the Year Ended December 31, 2007
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals
	(In thousands)
Net sales	$—	$11,721,358	$10,512	$—	$11,731,870
Cost of sales	—	9,007,306	7,910	—	9,015,216

Gross profit	—	2,714,052	2,602		2,716,654
Selling and distribution	—	1,707,738	856	—	1,708,594
General and administrative	4,756	415,647	2,035	—	422,438
Facility closing and reorganization costs	—	34,421	—	—	34,421
Other operating expense	464	1,224	—	—	1,688
Interest expense	267,442	64,233	1,653	—	333,328
Other (income) expense, net	6,232	431	(707)	—	5,956
Income from subsidiaries	(489,123)	—	—	489,123	—

Income (loss) from continuing operations before income taxes	210,229	490,358	(1,235)	(489,123)	210,229
Income taxes	82,862	193,275	(367)	(192,908)	82,862

Income (loss) from continuing operations	127,367	297,083	(868)	(296,215)	127,367
Gain on sale of discontinued operations, net of tax	608	—	608	(608)	608
Income from discontinued operations, net of tax	3,378	—	3,378	(3,378)	3,378

Net income (loss) attributable to Dean Foods Company	$131,353	$297,083	$3,118	$(300,201)	$131,353

	Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2009
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated Totals
	(In thousands)
Net cash provided by continuing operations	$194,778	$421,541	$41,760	$658,079
Net cash provided by (used in) discontinued operations	—	(735)	3,210	2,475

Net cash provided by operating activities	194,778	420,806	44,970	660,554
Payments for property, plant and equipment	(1,220)	(260,809)	(5,661)	(267,690)
Payments for acquisitions, net of cash received	(580,068)	—	(1,143)	(581,211)
Proceeds from sale of fixed assets	—	8,833	—	8,833

Net cash used in investing activities - continuing operations	(581,288)	(251,976)	(6,804)	(840,068)
Net cash used in investing activities - discontinued operations	—	—	(525)	(525)

Net cash used in investing activities	(581,288)	(251,976)	(7,329)	(840,593)
Repayment of debt	(186,751)	(143,612)	—	(330,363)
Proceeds from senior secured revolver	3,689,000	—	—	3,689,000
Payments for senior secured revolver	(3,173,800)	—	—	(3,173,800)
Proceeds from receivables-backed facility	—	—	1,784,728	1,784,728
Payments for receivables-backed facility	—	—	(2,244,728)	(2,244,728)
Issuance of common stock	454,326	—	—	454,326
Tax savings on share-based compensation	894	—	—	894
Capital contribution from non-controlling interest	—	—	12,708	12,708
Net change in intercompany balances	(396,885)	(38,770)	435,655	—

Net cash provided by (used in) financing activities	386,784	(182,382)	(11,637)	192,765
Effect of exchange rate changes on cash and cash equivalents	—	—	808	808

Increase (decrease) in cash and cash equivalents	274	(13,552)	26,812	13,534
Cash and cash equivalents, beginning of period	9,391	13,552	8,713	31,656

Cash and cash equivalents, end of period	$9,665	$—	$35,525	$45,190

	Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2008
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated Totals
	(In thousands)
Net cash provided by continuing operations	$317,002	$336,426	$60,078	$713,506
Net cash provided by (used in) discontinued operations	—	(1,304)	4,426	3,122

Net cash provided by operating activities	317,002	335,122	64,504	716,628
Payments for property, plant and equipment	(1,780)	(249,504)	(4,855)	(256,139)
Payments for acquisitions, net of cash received	(95,851)	—	—	(95,851)
Proceeds from sale of fixed assets	—	11,329	—	11,329

Net cash used in investing activities - continuing operations	(97,631)	(238,175)	(4,855)	(340,661)
Net cash used in investing activities - discontinued operations	—	—	(826)	(826)

Net cash used in investing activities	(97,631)	(238,175)	(5,681)	(341,487)
Repayment of debt	(18,000)	(91,987)	—	(109,987)
Proceeds from senior secured revolver	3,298,200	—	—	3,298,200
Payments for senior secured revolver	(3,848,500)	—	—	(3,848,500)
Proceeds from receivables-backed facility	—	—	1,852,320	1,852,320
Payments for receivables-backed facility	—	—	(1,992,320)	(1,992,320)
Issuance of common stock	419,663	—	—	419,663
Tax savings on share-based compensation	7,581	—	—	7,581
Net change in intercompany balances	(69,525)	(11,340)	80,865	—

Net cash used in financing activities	(210,581)	(103,327)	(59,135)	(373,043)

Increase (decrease) in cash and cash equivalents	8,790	(6,380)	(312)	2,098
Cash and cash equivalents, beginning of period	601	19,932	9,025	29,558

Cash and cash equivalents, end of period	$9,391	$13,552	$8,713	$31,656

	Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2007
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated Totals
	(In thousands)
Net cash provided by (used in) operating activities	$(187,500)	$669,031	$(135,376)	$346,155
Net cash provided by discontinued operations	—	—	6,196	6,196

Net cash provided by (used in) operating activities	(187,500)	669,031	(129,180)	352,351
Payments for property, plant and equipment	(820)	(237,920)	(340)	(239,080)
Payments for acquisitions, net of cash received	(132,204)	—	—	(132,204)
Net proceeds from divestitures	1,536	—	—	1,536
Proceeds from sale of fixed assets	—	13,726	6,466	20,192

Net cash provided by (used in) investing activities - continuing operations	(131,488)	(224,194)	6,126	(349,556)
Net cash provided by (used in) investing activities - discontinued operations	10,705	—	(2,368)	8,337

Net cash provided by (used in) investing activities	(120,783)	(224,194)	3,758	(341,219)
Proceeds from issuance of debt	1,912,500	—	—	1,912,500
Repayment of debt	(69,750)	(267,130)	—	(336,880)
Proceeds from senior secured revolver	4,706,100	—	—	4,706,100
Payments for senior secured revolver	(4,469,300)	—	—	(4,469,300)
Proceeds from receivable-backed facility	—	—	238,300	238,300
Payments for receivables-backed facility	—	—	(150,800)	(150,800)
Payments of financing costs	(31,281)	—	—	(31,281)
Issuance of common stock	48,114	—	—	48,114
Payment of special cash dividend	(1,942,738)	—	—	(1,942,738)
Tax savings on share-based compensation	18,369	—	—	18,369
Net change in intercompany balances	136,291	(176,463)	40,172	—

Net cash provided by (used in) financing activities	308,305	(443,593)	127,672	(7,616)

Increase in cash and cash equivalents	22	1,244	2,250	3,516
Cash and cash equivalents, beginning of period	579	18,688	6,775	26,042

Cash and cash equivalents, end of period	$601	$19,932	$9,025	$29,558

10.	DERIVATIVE FINANCIAL INSTRUMENTS

Interest Rates — We have interest rate swap agreements in place that have been designated as cash flow hedges against variable interest rate exposure on a portion of our debt, with the objective of minimizing the impact of interest rate fluctuations and stabilizing cash flows. These swap agreements provide hedges for interest on our senior secured credit facility by fixing the LIBOR interest rates specified in the senior secured credit facility at the interest rates noted below until the indicated expiration dates of these interest rate swap agreements.

The following table summarizes our various interest rate agreements in effect as of December 31, 2009:

Fixed Interest Rates	Expiration Date	Notional Amounts
		(In millions)
4.07% to 4.27%	December 2010	$450
4.91%(1)	March 2010 — 2012	$2,300

(1)	The notional amounts of the swap agreements decrease by $800 million on March 31, 2010, $250 million on March 31, 2011 and the balance on March 30, 2012.

These swaps are recorded as an asset or liability in our consolidated balance sheets at fair value, with an offset to accumulated other comprehensive income to the extent the hedge is effective. Derivative gains and losses included in other comprehensive income are reclassified into earnings as the underlying transaction occurs. Any ineffectiveness in our hedges is recorded as an adjustment to interest expense. There was no hedge ineffectiveness during 2009, 2008 or 2007.

We are exposed to market risk under these arrangements due to the possibility of interest rates on our senior secured credit facility falling below the rates on our interest rate derivative agreements. Credit risk under these arrangements is believed to be remote as the counterparties to our interest rate swap agreements are major financial institutions. However, beginning in the second half of 2008, a number of financial institutions similar to those that serve as counterparties to our hedging arrangements were adversely affected by the global credit crisis and in some cases were unable to fulfill their debt and other obligations. If any of the counterparties to our hedging arrangements become unable to fulfill their obligation to us, we may lose the financial benefits of these arrangements.

Commodities — We are exposed to commodity price fluctuations, including milk, organic and non-genetically modified (“non-GMO”) soybeans, butterfat, sweeteners and other commodity costs used in the manufacturing, packaging and distribution of our products; including utilities, natural gas, resin and diesel fuel. In order to secure adequate supplies of materials and bring greater stability to the cost of ingredients and their related manufacturing, packaging and distribution, we routinely enter into forward purchase contracts and other purchase arrangements with suppliers. Under the forward purchase contracts, we commit to purchasing agreed-upon quantities of ingredients and commodities at agreed-upon prices at specified future dates. The outstanding purchase commitment for these commodities at any point in time typically ranges from one month’s to one year’s anticipated requirements, depending on the ingredient or commodity. These contracts are considered normal purchases and sales. In addition to entering into forward purchase contracts, from time to time we may purchase exchange-traded commodity futures contracts for raw materials that are ingredients of our products or components of such ingredients. We did not have any outstanding commodity related financial instruments at December 31, 2009.

Although we may utilize forward purchase contracts and other instruments to mitigate the risks related to commodity price fluctuation, such strategies do not fully mitigate commodity price risk. Adverse movements in commodity prices over the terms of the contracts or instruments could decrease the economic benefits we derive from these strategies.

Foreign Currency — Historically, our international operations represented less than 1% of our sales and long-lived assets. With our acquisition of Alpro in July 2009, the relative percentage of our international sales will increase slightly. Sales in foreign countries, as well as certain expenses related to those sales, are transacted in currencies other than our reporting currency, the U.S. dollar. Our foreign currency exchange rate risk is primarily limited to the British Pound and the Euro. We may, from time to time, employ derivative financial instruments to manage our exposure to fluctuations in foreign currency rates or enter into forward currency exchange contracts to hedge our net investment and intercompany payable or receivable balances in foreign operations.

In June 2009, in connection with our acquisition of Alpro, we entered into a forward contract to purchase €325.0 million. The forward contract was entered into in order to hedge the impact on the purchase price resulting from foreign currency exchange rate fluctuations. The forward contract was not designated as a hedging instrument for accounting purposes. In July 2009, the acquisition closed and the foreign currency forward contract was settled. A gain of $4.2 million was recorded for the year ended December 31, 2009, within other income. No other foreign currency derivatives were entered into in 2009.

As of December 31, 2009 and 2008, our derivatives designated as hedging instruments recorded at fair value in our consolidated balance sheets were:

	Derivative Liabilities
	December 31, 2009(3)	December 31, 2008(3)
	(In thousands)
Derivatives designated as Hedging Instruments
Interest rate swap contracts — current(1)	$90,194	$103,278
Interest rate swap contracts — non current(2)	42,262	106,731

Total Derivatives	$132,456	$210,009

(1)

Derivative liabilities that have settlement dates equal to or less than 12 months from the respective balance sheet date were included in accounts payable and accrued expenses in our consolidated balance sheets.

(2)	Derivative liabilities that have settlement dates greater than 12 months from the respective balance sheet date were included in other long-term liabilities in our consolidated balance sheets.
(3)	There were no derivatives designated as hedging instruments in an asset position.

Losses on derivatives designated as cash flow hedges reclassified from accumulated other comprehensive income into income (net of tax) in our consolidated statements of income for the years ended December 31, 2009 and 2008 were:

	Year Ended December 31
	2009	2008	2007
Interest rate swap contracts(1)	$70,772	$26,640	$(9,679)

(1)	Recorded in interest expense in our consolidated income statement.

Based on current interest rates, we estimate that $55.5 million, net of tax of hedging activity will be reclassified as interest expense within the next 12 months.

11.	COMMON STOCK AND SHARE-BASED COMPENSATION

Our authorized shares of capital stock include one million shares of preferred stock and 500 million shares of common stock with a par value of $.01 per share.

Public Offerings of Equity Securities — In May 2009 and March 2008, we issued and sold 25.4 million and 18.7 million shares of our common stock in public offerings, respectively. Net proceeds from these offerings of $444.7 million and $399.5 million, respectively were used to reduce our indebtedness under our credit agreements.

Special Cash Dividend — On April 2, 2007, we recapitalized our balance sheet through the completion of a new $4.8 billion senior secured credit facility and the return of $1.94 billion to shareholders of record on March 27, 2007 through a $15 per share special cash dividend. In connection with the dividend, we recorded a charge to retained earnings equal to the retained earnings balance at the date of the dividend with the excess charged to additional paid-in capital.

Stock Award Plans — As of December 31, 2009, we had three award plans with shares remaining available for issuance. These plans, which are our 1997 Stock Option and Restricted Stock Plan, the 1989 Dean Foods Company Stock Awards Plan (which we adopted upon completion of our acquisition of Legacy Dean) and the Dean Foods Company 2007 Stock Incentive Plan (the “2007 Plan”) provide for grants of stock options, stock units, restricted stock and other stock-based awards to employees, officers, directors and, in some cases, consultants, up to a maximum of 37.5 million, 5.7 million and 10.0 million shares, respectively. As of December 31, 2009, we have remaining availability of 4.3 million, 288,000 and 1.7 million shares, respectively. Options and other stock-based awards vest in accordance with provisions set forth in the applicable award agreements. The remaining shares available for grant under the historical plans are granted pursuant to the terms and conditions of the 2007 Plan.

Under our stock award plans, we grant stock options and restricted stock units to certain employees and directors. Non-employee directors also can elect to receive their director’s fees in the form of restricted stock in lieu of cash.

Stock Options — Under the terms of our stock option plans, employees and non-employee directors may be granted options to purchase our stock at a price equal to the market price on the date the option is granted. In general, employee options vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date and one-third on the third anniversary of the grant date. All unvested options vest immediately upon a change of control or in certain cases upon death or qualified disability. Options granted to non-employee directors generally vest immediately.

We recognize share-based compensation expense for stock options ratably over the vesting period. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model, using the following assumptions:

	Year Ended December 31
	2009	2008	2007
Expected volatility	33%	25%	25%
Expected dividend yield	0%	0%	0%
Expected option term	4.75 years	4.5 years	4.5 years
Risk-free rate of return	1.65 to 2.66%	1.71 to 3.34%	3.28 to 5.07%

The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to contractual terms (generally 10 years), vesting schedules and expectations of future employee and director behavior. Expected stock price volatility is based on a combination of historical volatility of our stock and expectations with regard to future volatility. The risk-free rates are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. We have not historically declared or paid a regular cash dividend on our common stock. However, on April 2, 2007, we declared a special cash dividend of $15 per share. We have no current plans to pay a cash dividend in the future.

The following table summarizes stock option activity during the years ended December 31, 2009, 2008 and 2007:

	Options	Weighted Average Exercise Price	Weighted Average Contractual Life	Aggregate Intrinsic Value
Options outstanding at January 1, 2007	15,322,398	$23.09
Granted	3,549,541	29.97
Adjustment to options granted prior to December 31, 2006 and outstanding at the time of the special cash dividend(1)	6,707,790	15.89
Cancelled(2)	(309,178)	25.83
Exercised	(3,253,888)	14.33

Options outstanding at December 31, 2007	22,016,663	18.40
Granted	3,008,838	24.98
Cancelled(2)	(1,120,308)	22.67
Exercised	(3,558,606)	12.06

Options outstanding at December 31, 2008	20,346,587	20.24
Granted	3,569,132	19.95
Cancelled(2)	(694,993)	24.23
Exercised	(1,002,345)	10.38

Options outstanding at December 31, 2009	22,218,381	$20.52	5.54	$34,619,211

Options exercisable at December 31, 2007	15,765,968	14.95
Options exercisable at December 31, 2008	14,318,678	17.45
Options exercisable at December 31, 2009	15,900,822	19.48	4.43	34,545,731

(1)

The number and exercise prices of options outstanding at the time of the special cash dividend was proportionately adjusted to maintain the aggregate fair value of the options before and after the special cash dividend.

(2)	Pursuant to the terms of our stock option plans, options that are cancelled or forfeited may be available for future grants.

The following table summarizes information about options outstanding and exercisable at December 31, 2009:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$7.17 to $11.69	3,317,302	1.63	$10.58	3,317,302	$10.58
12.36 to 14.25	2,497,995	2.92	14.23	2,491,329	14.23
14.87 to 18.30	3,444,504	4.54	18.05	3,297,675	18.07
18.69 to 19.98	433,763	6.95	19.56	305,732	19.67
20.07	3,138,748	9.10	20.07	99,432	20.07
20.19 to 25.34	758,748	6.56	23.13	566,553	23.46
25.37	2,482,970	7.72	25.37	835,126	25.37
25.39 to 25.44	330,638	6.26	25.42	330,638	25.42
25.68	2,302,470	5.61	25.68	2,148,173	25.68
25.81 to 31.90	3,511,243	6.86	29.47	2,508,862	29.30

The weighted-average grant date fair value of options granted during the years ended December 31, 2009, 2008 and 2007 was $6.26 per share, $6.61 per share and $12.22 per share, respectively and the total intrinsic value of options exercised during the same periods was $8.5 million, $45.8 million and $65.1 million, respectively. The fair value of shares vested during the years ended December 31, 2009, 2008 and 2007 was $24.1 million, $24.1 million and $20.8 million, respectively.

During the years ended December 31, 2009, 2008 and 2007, we recognized stock option expense of $22.3 million, $23.4 million and $22.9 million, respectively, and an income tax benefit related to stock option expense of $8.2 million, $8.3 million and $7.2 million, respectively.

During the year ended December 31, 2009, cash received from stock option exercises was $10.4 million and the total cash benefit for tax deductions to be realized for these option exercises was $3.0 million.

At December 31, 2009, there was $21.7 million of total unrecognized stock option expense, all of which is related to nonvested awards. This compensation expense is expected to be recognized over the weighted-average remaining vesting period of 1.0 years.

Restricted Stock Units — We issue restricted stock units to certain senior employees and non-employee directors as part of our long-term incentive program. A restricted stock unit represents the right to receive one share of common stock in the future. Restricted stock units have no exercise price. Through December 31, 2008, restricted stock units granted to employees generally vest ratably over five years, subject to certain accelerated vesting provisions based primarily on our stock price, a change of control, or in certain cases upon death or qualified disability. Starting in January 2009, restricted stock units granted to employees generally vest ratably over three years, subject to certain accelerated vesting provisions based primarily on a change of control, or in certain cases upon death or qualified disability. Restricted stock units granted to non-employee directors vest ratably over three years.

The following table summarizes stock unit activity during the years ended December 31, 2009, 2008 and 2007:

	Employees	Directors	Total
Stock units outstanding at January 1, 2007	774,261	69,676	843,937
Stock units issued	536,370	22,950	559,320
Shares issued	(528,547)	(46,471)	(575,018)
Adjustment to stock units outstanding at the time of special cash dividend(1)	471,691	32,708	504,399
Stock units cancelled or forfeited(2)	(113,623)	—	(113,623)

Stock units outstanding at December 31, 2007	1,140,152	78,863	1,219,015
Stock units issued	938,021	22,950	960,971
Shares issued	(193,042)	(30,132)	(223,174)
Stock units cancelled or forfeited(2)	(131,901)	—	(131,901)

Stock units outstanding at December 31, 2008	1,753,230	71,681	1,824,911
Stock units issued	1,173,542	36,926	1,210,468
Shares issued	(337,972)	(34,284)	(372,256)
Stock units cancelled or forfeited(2)	(191,660)	(9,203)	(200,863)

Stock units outstanding at December 31, 2009	2,397,140	65,120	2,462,260

Weighted average grant date fair value	$23.29	$17.98	$23.19

(1)

The number of stock units outstanding at the time of the special cash dividend were proportionately adjusted to maintain the aggregate fair value of the units before and after the special cash dividend.

(2)

Pursuant to the terms of our stock unit plans, employees have the option of forfeiting stock units to cover their minimum statutory tax withholding when shares are issued. Stock units that are cancelled or forfeited may be available for future grants.

During the years ended December 31, 2009, 2008 and 2007, we recognized stock unit expense of $17.1 million, $11.8 million and $11.9 million, respectively, and an income tax benefit related to stock unit expense of $5.2 million, $3.5 million and $3.0 million, respectively.

The weighted-average grant date fair value of stock units granted during the years ended December 31, 2009, 2008 and 2007 was $19.78 per share, $24.91 per share and $29.98 per share, respectively. At December 31, 2009, there was $41.3 million of total unrecognized stock unit expense, all of which is related to nonvested awards. This compensation expense is expected to be recognized over the weighted-average remaining vesting period of 2.4 years.

Restricted Stock — We offer our non-employee directors the option to receive their compensation for services rendered in either cash or shares of restricted stock equal to 150% of the fee amount. Shares of restricted stock vest one-third on grant, one-third on the first anniversary of grant and one-third on the second anniversary of grant. The following table summarizes restricted stock activity during the years ended December 31, 2009, 2008 and 2007:

	Shares	Weighted- Average Grant Date Fair Value
Nonvested at January 1, 2007	27,585	38.83
Restricted shares granted	36,518	32.21
Restricted shares vested	(32,070)	36.03

Nonvested at December 31, 2007	32,033	34.09
Restricted shares granted	53,469	19.92
Restricted shares vested	(37,824)	28.14
Restricted shares forfeited	(1,486)	22.37

Nonvested at December 31, 2008	46,192	22.94
Restricted shares granted	38,405	18.24
Restricted shares vested	(42,882)	22.39
Restricted shares forfeited	(2,369)	24.27

Nonvested at December 31, 2009	39,346	18.87

Cash Performance Units — On November 17, 2009, our Board of Directors approved the future granting of awards of cash performance units (“CPUs”) a part of our long-term incentive compensation program to be granted to the terms of our 2007 Stock Incentive Plan. The CPU awards are designed to link compensation of certain executive officers and other key employees to our performance over a three-year period using performance metrics set forth in the 2007 Stock Incentive Plan. As of December 31, 2009, there were no awards issued under this plan.

Rights Plan — On February 27, 1998, our Board of Directors declared a dividend of the right to purchase one half of one common share for each outstanding share of common stock to the stockholders of record on March 18, 1998. The rights plan expired pursuant to its terms effective March 18, 2008.

Stock Repurchases — Since 1998, our Board of Directors has from time to time authorized the repurchase of our common stock up to an aggregate of $2.3 billion, excluding fees and expense. We made no share repurchases in 2009 or 2008. As of December 31, 2009, $218.7 million was available for repurchases under this program (excluding fees and commissions). Shares, when repurchased, are retired.

12.	EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Diluted earnings per share is based on the weighted average number of common shares outstanding and the effect of all dilutive common stock equivalents outstanding during each period. The following table reconciles the numerators and denominators used in the computations of both basic and diluted earnings per share (“EPS”):

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except share data)
Basic EPS computation:
Numerator:
Income from continuing operations	$228,620	$181,887	$127,367
Net Loss attributable to non-controlling interest	12,461	—	—

Income from continuing operations attributable to Dean Foods Company	$241,081	$181,887	$127,367
Denominator:
Average common shares	170,986,886	149,266,519	130,310,811
Basic EPS from continuing operations attributable to Dean Foods Company	$1.41	$1.22	$0.98
Diluted EPS computation:
Numerator:
Income from continuing operations	$228,620	$181,887	$127,367
Net Loss attributable to non-controlling interest	12,461	—	—

Income from continuing operations attributable to Dean Foods Company	$241,081	$181,887	$127,367
Denominator:
Average common shares — basic	170,986,886	149,266,519	130,310,811
Stock option conversion(1)	2,474,227	3,975,370	6,590,345
Stock units(2)	397,190	153,857	390,842

Average common shares — diluted	173,858,303	153,395,746	137,291,998

Diluted EPS from continuing operations attributable to Dean Foods Company	$1.39	$1.19	$0.93

(1) Anti-dilutive shares excluded	12,846,720	10,068,998	2,680,337
(2) Anti-dilutive stock units excluded	57,664	970,868	11,244

13.	OTHER COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) comprises net income plus all other changes in equity from non-owner sources. The components of accumulated other comprehensive income (loss), as reflected in the Consolidated Statements of Stockholders’ Equity at December 31, 2009 and 2008, are as follows:

	December 31
	2009	2008
	(In thousands)
Cumulative translation adjustment	$(3,532)	$(6,041)
Fair value of derivative instruments, net of tax	(82,133)	(130,488)
Pension and other postretirement liability adjustment, net of tax	(81,311)	(90,500)

Total accumulated other comprehensive income (loss)	$(166,976)	$(227,029)

14.	EMPLOYEE RETIREMENT AND PROFIT SHARING PLANS

We sponsor various defined benefit and defined contribution retirement plans, including various employee savings and profit sharing plans, and contribute to various multi-employer pension plans on behalf of our employees. Substantially all full-time union and non-union employees who have completed one or more years of service and have met other requirements pursuant to the plans are eligible to participate in one or more of these plans. On July 2, 2009, we acquired Alpro, including its defined benefit pension plans. During 2009, 2008 and 2007, our retirement and profit sharing plan expenses were as follows:

	Year Ended December 31
	2009	2008	2007
	(In thousands)
Defined benefit plans	$21,053	$4,398	$5,346
Defined contribution plans	28,300	23,331	25,492
Multi-employer pension and certain union plans	29,604	28,295	27,164

Total	$78,957	$56,024	$58,002

Defined Benefit Plans — The benefits under our defined benefit plans are based on years of service and employee compensation. Our funding policy is to contribute annually the minimum amount required under ERISA regulations plus additional amounts as we deem appropriate.

Included in accumulated other comprehensive income at December 31, 2009 and 2008 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized transition obligation of $337,000 ($206,000 net of tax) and $450,000 ($278,000 net of tax), unrecognized prior service costs of $7.1 million ($4.4 million net of tax) and $9.0 million ($5.6 million net of tax) and unrecognized actuarial losses of $120.4 million ($73.7 million net of tax) and $143.1 million ($88.3 million net of tax). The transition obligation, prior service costs, and actuarial losses included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during the year ended December 31, 2010 are $112,000 ($68,000 net of tax), $716,000 ($437,000 net of tax), and $9.1 million ($5.6 million net of tax), respectively.

The reconciliation of the beginning and ending balances of the projected benefit obligation and the fair value of plans assets for the years ended December 31, 2009 and 2008 and the funded status of the plans at December 31, 2009 and 2008 is as follows:

	December 31
	2009	2008
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$276,355	$261,481
Service cost	3,147	2,727
Interest cost	16,947	16,160
Plan participants’ contributions	48	51
Actuarial (gain) loss	10,330	20,498
Benefits paid	(18,873)	(22,265)
Plan amendments	—	350
Plan settlements	(1,769)	(2,647)
Acquisition	8,605	—
Exchange rate changes	(221)	—

Benefit obligation at end of year	294,569	276,355
Change in plan assets:
Fair value of plan assets at beginning of year	181,027	241,333
Actual return on plan assets	34,062	(61,218)
Employer contribution	24,517	25,773
Plan participants’ contributions	48	51
Benefits paid	(18,873)	(22,265)
Plan settlements	(1,769)	(2,647)
Acquisition	4,496	—
Exchange rate changes	(139)	—

Fair value of plan assets at end of year	223,369	181,027

Funded status at end of year	$(71,200)	$(95,328)

The underfunded status of the plans of $71.2 million at December 31, 2009 is recognized in our Consolidated Balance Sheet and includes $875,000 classified as a current accrued pension liability. No plan assets are expected to be returned to us during the year ended December 31, 2010. We expect to contribute approximately $12.0 million to the pension plans in 2010.

A summary of our key actuarial assumptions used to determine benefit obligations as of December 31, 2009 and 2008 follows:

	December 31
	2009	2008
Weighted average discount rate	6.00%	6.32%
Expected return on plan assets	7.70%	7.70%
Rate of compensation increase	4.00%	4.00%

A summary of our key actuarial assumptions used to determine net periodic benefit cost for 2009, 2008 and 2007 follows:

	Year Ended December 31
	2009	2008	2007
Weighted average discount rate	6.32%	6.40%	5.85%
Expected return on plan assets	7.70%	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%	4.00%

	Year Ended December 31
	2009	2008	2007
	(In thousands)
Components of net periodic benefit cost:
Service cost	$3,147	$2,727	$2,781
Interest cost	16,947	16,160	17,003
Expected return on plan assets	(14,017)	(19,185)	(18,724)
Amortizations:
Unrecognized transition obligation	112	112	112
Prior service cost	921	890	891
Unrecognized net loss	12,093	2,038	2,846
Effect of curtailment	945	—	—
Effect of settlement	905	1,656	437

Net periodic benefit cost	$21,053	$4,398	$5,346

The overall expected long-term rate of return on plan assets is a weighted-average expectation based on the targeted and expected portfolio composition. We consider historical performance and current benchmarks to arrive at expected long-term rates of return in each asset category.

The amortization of unrecognized net loss represents the amortization of investment losses incurred. The increase in 2009 amortization is the result of declining asset performance during the volatility of the credit and capital markets in 2008. In 2009, we closed a plant in Michigan. The effect of curtailment cost in 2009 represents the recognition of net periodic pension service costs associated with the closure of the plant.

Pension plans with an accumulated benefit obligation in excess of plan assets follows:

	December 31
	2009	2008
	(In millions)
Projected benefit obligation	$286.0	$275.0
Accumulated benefit obligation	283.2	271.9
Fair value of plan assets	217.0	179.0

The accumulated benefit obligation for all defined benefit plans was $289.0 million and $273.3 million at December 31, 2009 and 2008, respectively.

In excess of 80% of our defined benefit plan obligations are frozen as to future participants or increases in accumulated benefits. Many of these obligations were acquired in prior strategic transactions. As an alternative to defined benefit plans, we offer defined contribution plans for eligible employees.

The weighted average discount rate reflects the rate at which our defined benefit plan obligations could be effectively settled. The rate, which is updated annually with the assistance of an independent actuary, uses a model that reflects rates of a hypothetical portfolio of zero-coupon, high quality corporate bonds that mirror our forecasted benefit plan payments in the future. The weighted average discount rate was decreased from 6.32% at December 31, 2008 to 6.00% at December 31, 2009, which will increase the net periodic benefit cost in 2010.

Substantially all of our qualified pension plans are consolidated into one master trust. The investments held in the master trust are managed by an established Investment Committee with assistance from independent investment advisors. On July 1, 2009, the Investment Committee adopted a new long-term investment policy for the master trust that decreases the expected relative holdings of equity securities that targets investments in equity securities at 59% of the portfolio, fixed income at 37%, cash equivalents at 3% and other investments of 1%. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. The investment policies permit variances from the targets within certain parameters. The investment policy prohibits investments in non-marketable or exotic securities, such as short-sale contracts; letter stock; commodities and private placements, without the Investment Committee’s prior approval. At December 31, 2009, our master trust was invested as follows: investments in equity securities were at 59%; investments in fixed income were at 35%; cash equivalents were at 3% and other investments were at 3%. Equity securities of the plan did not include any investment in our common stock at December 31, 2009 or 2008.

Estimated pension plan benefit payments to participants for the next ten years are as follows:

2010	$19.7 million
2011	18.9 million
2012	19.4 million
2013	19.8 million
2014	20.4 million
Next five years	103.3 million

In December 2008, the FASB issued an update to Accounting Standards related to Compensation — Retirement Benefits. This update requires additional disclosures about assets held in an employer’s defined benefit pension plans. This update requires us to disclose the fair value of each major asset category as of each annual reporting date for which a financial statement is presented, except for earlier comparative periods upon adoption. It also requires disclosure of the level within the fair value hierarchy in which each major category of plan assets falls and a reconciliation of beginning and ending balances for Level 3 assets. This update is applicable to employers that are subject to the disclosure requirements and is effective for fiscal years ending after December 15, 2009. We are complying with the disclosure provisions of this update.

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, we follow a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value of our defined benefit plans’ consolidated assets as follows:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active market.

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The fair values by category of inputs as of December 31, 2009 were as follows (in thousands):

	Fair Value as of December 31, 2009	Level 1	Level 2	Level 3
Equity Securities:
Common Stock	$28	$28	$—	$—
Index Funds:
U.S. Equities(a)	103,535	—	103,535	—
International Equities(b)	21,219	—	21,219	—
Equity Funds(c)	6,560	—	6,560	—

Total Equity Securities	131,342	28	131,314	—
Fixed Income:
Bond Funds(d)	73,142	—	73,142	—
Diversified Funds(e)	4,674	—	—	4,674

Total Fixed Income	77,816	—	73,142	4,674
Cash Equivalents:
Cash and Cash Equivalents	2,000	2,000	—	—
Short-term Investment Funds(f)	4,562	—	4,562	—

Total Cash Equivalents	6,562	2,000	4,562	—
Other Investments:
Insurance Contracts(g)	5,197	—	—	5,197
Partnerships/Joint Ventures(h)	2,092	—	—	2,092
Insurance Reserves	360	—	—	360

Total Other Investments	7,649	—	—	7,649

Total	$223,369	$2,028	$209,018	$12,323

(a)	Represents a pooled/separate account that tracks the Dow Jones U.S. Total Stock Market Index.
(b)	Represents a pooled/separate account that tracks the MSCI EAFE Index.
(c)	Represents a pooled/separate account comprised of approximately 90% U.S. large-cap stocks and 10% in international stocks.
(d)

Approximately 60% of investment represents a pooled/separate account that tracks the overall performance of the Barclays Capital U.S. Aggregate Bond Index. The remaining 40% represents a pooled/separate account invested in government and investment grade corporate securities.

(e)

Represents a pooled/separate account investment in the General Investment Accounts of two investment managers. The accounts primarily invest in fixed income debt securities, such as high grade corporate bonds, government bonds and asset-backed securities.

(f)	Investment is comprised of high grade money market instruments with short-term maturities and high liquidity.
(g)

Approximately 90% of the insurance contracts are financed by employer premiums with the insurer managing the reserves as calculated using an actuarial model. The remaining 10% of the insurance contracts are financed by employer and employee contributions with the insurer managing the reserves collectively with other pension plans.

(h)	The majority of the total partnership balance is a partnership comprised of a portfolio of three limited partnership funds that invest in public and private equity.

A reconciliation of the change in the fair value measurement of the defined benefit plans’ consolidated assets using significant unobservable inputs (Level 3) between December 31, 2008 and December 31, 2009 is as follows (in thousands):

	Diversified Funds	Insurance Contracts	Partnerships/ Joint Ventures	Insurance Reserves	Total
Balance at December 31, 2008	$4,770	$—	$2,937	$361	$8,068
Actual return on plan assets:
Relating to instruments still held at reporting date	58	—	(845)	(1)	(788)
Acquisitions(1)	—	5,197	—	—	5,197
Purchases, sales and settlements (net)	(2,265)	—	—	—	(2,265)
Transfers in and/or out of Level 3	2,111	—	—	—	2,111

Balance at December 31, 2009	$4,674	$5,197	$2,092	$360	$12,323

(1)	Represents the plan assets transferred in as part of the Alpro acquisition on July 2, 2009.

Defined Contribution Plans — Certain of our non-union personnel may elect to participate in savings and profit sharing plans sponsored by us. These plans generally provide for salary reduction contributions to the plans on behalf of the participants of between 1% and 20% of a participant’s annual compensation and provide for employer matching and profit sharing contributions as determined by our Board of Directors. In addition, certain union hourly employees are participants in company-sponsored defined contribution plans, which provide for employer contributions in various amounts ranging from $24 to $91 per pay period per participant.

Multi-Employer Pension and Certain Union Plans — Certain of our subsidiaries contribute to various multi-employer pension and certain union plans, which are administered jointly by management and union representatives and cover substantially all full-time and certain part-time union employees who are not covered by our other plans. The Multi-Employer Pension Plan Amendments Act of 1980 amended ERISA to establish funding requirements and obligations for employers participating in multi-employer plans, principally related to employer withdrawal from or termination of such plans. We could, under certain circumstances, be liable for unfunded vested benefits or other expenses of jointly administered union/management plans. At this time, we have not established any significant liabilities because withdrawal from these plans is not probable or reasonably possible.

15.	POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Certain of our subsidiaries provide health care benefits to certain retirees who are covered under specific group contracts. As defined by the specific group contract, qualified covered associates may be eligible to receive major medical insurance with deductible and co-insurance provisions subject to certain lifetime maximums.

Included in accumulated other comprehensive income at December 31, 2009 and 2008 are the following amounts that have not yet been recognized in net periodic benefit cost: negative unrecognized prior service costs of $291,000 ($178,000 net of tax) and $69,000 ($43,000 net of tax) and unrecognized actuarial losses of $4.8 million ($2.9 million net of tax) and $623,000 ($384,000 net of tax) respectively. The negative prior service cost and actuarial loss included in accumulated other comprehensive income and expected to be recognized in net periodic benefit cost during the year ended December 31, 2010 is negative $66,000 ($40,000 net of tax) and $524,000 ($320,000 net of tax), respectively.

The following table sets forth the funded status of these plans:

	December 31
	2009	2008
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$15,736	$27,756
Service cost	51	1,541
Interest cost	937	1,777
Actuarial (gain) loss	4,367	(13,550)
Benefits paid	(2,197)	(2,940)
Plan amendments	(266)	—
Plan curtailments	(8)	—
Net transfers in	—	1,152

Benefit obligation at end of year	18,620	15,736
Fair value of plan assets at end of year	—	—

Funded status	$(18,620)	$(15,736)

The unfunded portion of the liability of $18.6 million at December 31, 2009 is recognized in our Consolidated Balance Sheet and includes $2.1 million classified as a current accrued postretirement liability.

A summary of our key actuarial assumptions used to determine the benefit obligation as of December 31, 2009 and 2008 follows:

	December 31
	2009	2008
Healthcare inflation:
Initial rate	9.00%	9.00%
Ultimate rate	4.50%	5.37%
Year of ultimate rate achievement	2029	2014
Weighted average discount rate	5.51%	6.32%

A summary of our key actuarial assumptions used to determine net periodic benefit cost follows:

	Year Ended December 31
	2009	2008	2007
	(In thousands)
Healthcare inflation:
Initial rate	9.00%	10.01%	12.00%
Ultimate rate	5.40%	5.38%	5.05%
Year of ultimate rate achievement	2014	2012	2011
Weighted average discount rate	6.32%	6.40%	5.85%

	Year Ended December 31
	2009	2008	2007
	(In thousands)
Components of net periodic benefit cost:
Service and interest cost	$988	$3,319	$3,077
Amortizations:
Prior service cost	(333)	(69)	(69)
Unrecognized net loss	1,061	623	1,064
Effect of curtailment	(24)	—	—

Net periodic benefit cost	$1,692	$3,873	$4,072

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percent change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
	(In thousands)
Effect on total of service and interest cost components	$64	$(60)
Effect on postretirement obligation	1,205	(1,075)

We expect to contribute $2.1 million to the postretirement health care plans in 2010. Estimated postretirement health care plan benefit payments for the next ten years are as follows:

2010	$2.1 million
2011	2.1 million
2012	1.9 million
2013	1.8 million
2014	1.8 million
Next five years	7.5 million

16.	FACILITY CLOSING AND REORGANIZATION COSTS

We recorded net facility closing and reorganization costs of $30.2 million, $22.8 million, and $34.4 million during 2009, 2008, and 2007, respectively. These costs included the following types of cash and non-cash charges:

•	Workforce reductions as a result of facility closings, facility reorganizations and consolidation of administrative functions;

•	Shutdown costs, including those costs necessary to prepare abandoned facilities for closure;

•	Costs incurred after shutdown, such as lease obligations or termination costs, utilities and property taxes;

•	Costs associated with the centralization of certain finance and transaction processing activities from local to regional facilities; and

•

Write-downs of property, plant and equipment and other assets, primarily for asset impairments as a result of the decision to close a facility. The impairments relate primarily to owned buildings, land and equipment at the facilities, which are written down to their estimated fair value.

Approved plans within our multi-year initiatives and related charges, are summarized as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Closure of facilities at Fresh Dairy Direct-Morningstar(1)	$30,097	$22,529	$8,177
Workforce reductions within Fresh Dairy Direct-Morningstar resulting from:
Realignment of finance and transaction processing activities(2)	65	229	6,291
Management realignment(3)	—	—	10,555
Broad-based reduction of facility and distribution personnel(4)	—	—	9,398

Total	$30,162	$22,758	$34,421

(1)

These charges in 2009 primarily relate to four facility closures in Flint, Michigan, Lincoln, Nebraska, Portsmouth, Virginia and Kingsport, Tennessee, as well as previously announced closures. Charges in 2008 primarily relate to the closure of ice cream operations in Hickory, North Carolina; and the closure of facilities in Kalispell, Montana and Denver, Colorado; as well as previously announced closures in Detroit, Michigan; Union, New Jersey; Akron, Ohio; South Gate, California; and Belleville, Pennsylvania. Charges in 2007 primarily relate to previously announced closures of facilities in Detroit, Michigan; Union, New Jersey; Akron, Ohio; and South Gate, California; as well as the closure of ice cream operations in Newport, Kentucky. We expect to incur additional charges related to these facility closures of $7.4 million, related to shutdown and other costs. As we continue the evaluation of our supply chain, it is likely that we will close additional facilities in the future.

(2)

Charges relate to the centralization of certain finance and transaction processing activities from local to regional facilities. We do not expect to incur additional costs related to this initiative; however, we will continue to evaluate additional opportunities for centralization of activities, which could result in additional charges in the future.

(3)

In 2007, we realigned management positions within our former Dairy Group segment to facilitate supply-chain focused platforms. This resulted in the elimination of certain regional and corporate office positions, including the former President of the former Dairy Group segment. As part of this initiative, we incurred $10.6 million of workforce reduction costs, $3.4 million of which was a non-cash charge resulting from acceleration of vesting on share-based compensation. This initiative was completed as of the year ended December 31, 2007.

(4)

In 2007, we approved a plan to reduce the former Dairy Group’s manufacturing and distribution workforce by approximately 600-700 positions. The decision to reduce employment is part of our multi-year productivity initiative to increase efficiency and capability of the former Dairy Group operations. As part of this initiative, we incurred $9.4 million of workforce reduction costs related to the elimination of these positions. This initiative was completed as of the year ended December 31, 2007.

Activity for 2009 and 2008 with respect to facility closing and reorganization costs is summarized below and includes items expensed as incurred:

	Accrued Charges at December 31, 2007	Charges	Payments	Accrued Charges at December 31, 2008	Charges	Payments	Accrued Charges at December 31, 2009
	(In thousands)
Cash charges:
Workforce reduction costs	$13,062	$3,653	$(14,976)	$1,739	$7,895	$(7,315)	$2,319
Shutdown costs	19	3,587	(3,593)	13	5,288	(5,278)	23
Lease obligations after shutdown	43	253	(296)	—	268	(268)	—
Other	88	999	(1,073)	14	396	(391)	19

Subtotal	$13,212	8,492	$(19,938)	$1,766	13,847	$(13,252)	$2,361

Noncash charges:
Write-down of assets(1)		14,266			16,315

Total charges		$22,758			$30,162

(1)

The write-down of assets relates primarily to owned buildings, land and equipment of those facilities identified for closure. The assets were tested for recoverability at the time the decision was made to close the facilities. Estimates of future cash flows used to test the recoverability of the assets included the net cash flows directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the assets. The inputs for the fair value calculation were based on assessment of an individual asset’s alternative use within other production facilities, evaluation of recent market data and historical liquidation sales values for similar assets.

We are currently working through a multi-year initiative to optimize our manufacturing and distribution capabilities. This initiative will have multiple phases as we evaluate and modify historical activities surrounding purchasing, support, and decision-making infrastructure, supply chain, selling organization, brand building, and product innovation. These initiatives will require investments in people, systems, tools, and facilities. As a direct result of these initiatives, over the next several years, we will incur additional facility closing and reorganization costs including:

•	One-time termination benefits to employees;

•	Write-down of operating assets prior to the end of their respective economic useful lives;

•	Shutdown costs, including those costs necessary to prepare abandoned facilities for closure; and

•	Costs incurred after shutdown, such as lease obligations or termination costs, utilities and property taxes.

We consider several factors when evaluating a potential facility closure, including, among other things, the impact of such a closure on our customers, the impact on production, distribution and overhead costs, the investment required to complete any such closure, and the impact on future investment decisions. Some facility closures are pursued to improve our operating cost structure, while others enable us to avoid unnecessary capital expenditures, allowing us to more prudently invest our capital expenditure dollars in our production facilities and better serve our customers.

17.	SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31
	2009	2008	2007
	(In thousands)
Cash paid for interest and financing charges, net of capitalized interest	$242,691	$301,795	$329,902
Cash paid (received) for taxes	159,840	(3,425)	80,817

18.	COMMITMENTS AND CONTINGENCIES

Contingent Obligations Related to Divested Operations — We have divested certain businesses in prior years. In each case, we have retained certain known contingent obligations related to those businesses and/or assumed an obligation to indemnify the purchasers of the businesses for certain unknown contingent liabilities, including environmental liabilities. We believe that we have established adequate reserves which are immaterial to the financial statements for potential liabilities and indemnifications related to our divested businesses. Moreover, we do not expect any liability that we may have for these retained liabilities, or any indemnification liability, to materially exceed amounts accrued.

Contingent Obligations Related to Milk Supply Arrangements — On December 21, 2001, in connection with our acquisition of Legacy Dean, we purchased Dairy Farmers of America’s (“DFA”) 33.8% interest in our operations. In connection with that transaction, we issued a contingent, subordinated promissory note to DFA in the original principal amount of $40 million. The promissory note has a 20-year term that bears interest based on the consumer price index. Interest will not be paid in cash but will be added to the principal amount of the note annually, up to a maximum principal amount of $96 million. We may prepay the note in whole or in part at any time, without penalty. The note will only become payable if we materially breach or terminate one of our related milk supply agreements with DFA without renewal or replacement. Otherwise, the note will expire in 2021, without any obligation to pay any portion of the principal or interest. Payments made under the note, if any, would be expensed as incurred. We have not terminated, and we have not materially breached, any of our related milk supply agreements with DFA related to the promissory note.

Insurance — We retain selected levels of property and casualty risks, primarily related to employee health care, workers’ compensation claims and other casualty losses. Many of these potential losses are covered under conventional insurance programs with third party carriers with high deductible limits. In other areas, we are self-insured. These deductibles are $2.0 million for casualty claims but may vary higher or lower due to insurance market conditions and risk. We believe that we have established adequate reserves to cover these claims. At December 31, 2009 and 2008, we recorded accrued liabilities related to these retained risks of $206.1 million and $197.5 million, respectively, including both current and long-term liabilities.

Lease and Purchase Obligations — We lease certain property, plant and equipment used in our operations under both capital and operating lease agreements. Such leases, which are primarily for machinery, equipment and vehicles, have lease terms ranging from one to 20 years. We did not have any material capital lease obligations as of December 31, 2009 or 2008. Certain of the operating lease agreements require the payment of additional rentals for maintenance, along with additional rentals based on miles driven or units produced. Certain leases require us to guarantee a minimum value of the leased asset at the end of the lease. Our maximum exposure under those guarantees is not a material amount. Rent expense was $158.4 million, $147.3 million and $133.6 million for 2009, 2008 and 2007, respectively.

In June 2009, we announced our intention to relocate our corporate headquarters to a leased facility in Dallas, Texas. The new facility is in close proximity to our existing headquarters. The relocation of personnel began in the first quarter of 2010. The decision to relocate the headquarters is due in part to our growth and the increased centralization of strategic, operational and functional personnel. The lease agreement for the existing headquarters facility terminates at the end of 2010. In connection with the relocation, we will incur duplicate lease expense, as well as move-related expenses in 2010. These costs are not expected to be material to our consolidated results of operations.

Future minimum payments at December 31, 2009, under non-cancelable operating leases with terms in excess of one year are summarized below (in thousands):

Operating Leases
(in thousands)
2010	$113,739
2011	94,112
2012	78,443
2013	61,036
2014	47,374
Thereafter	133,529

Total minimum lease payments	$528,233

We have entered into various contracts, in the normal course of business, obligating us to purchase minimum quantities of raw materials used in our production and distribution processes, including diesel fuel, soybeans and organic raw milk. We enter into these contracts from time to time to ensure a sufficient supply of raw ingredients. In addition, we have contractual obligations to purchase various services that are part of our production process.

Litigation, Investigations and Audits — We are not party to, nor are our properties the subject of, any material pending legal proceedings, other than as set forth below.

We were named, among several defendants, in two purported class action antitrust complaints filed on July 5, 2007. The complaints were filed in the United States District Court for the Middle District of Tennessee, Columbia Division and allege generally that we and others in the milk industry worked together to limit the price Southeastern dairy farmers are paid for their raw milk and to deny these farmers access to fluid Grade A milk processing facilities (“dairy farmer actions”). A third purported class action antitrust complaint (“retailer action”) was filed on August 9, 2007 in the United States District Court for the Eastern District of Tennessee, Greeneville Division. The complaint in the retailer action was amended on March 28, 2008. The amended complaint alleges generally that we, either acting alone or in conjunction with others in the milk industry, lessened competition in the Southeastern United States for the sale of processed fluid Grade A milk to retail outlets and other customers and that the defendants’ conduct also artificially inflated retail prices for direct milk purchasers. Four additional purported class action complaints were filed on August 27, 2007, October 3, 2007, November 15, 2007 and February 13, 2008 in the United States District Court for the Eastern District of Tennessee, Greeneville Division. The allegations in these complaints are similar to those in the dairy farmer actions.

On January 7, 2008, a United States Judicial Panel on Multidistrict Litigation transferred all of the pending cases to the Eastern District of Tennessee, Greeneville Division. On April 1, 2008, the Eastern District Court ordered the consolidation of the six dairy farmer actions and ordered the retailer action to be administratively consolidated with the coordinated dairy farmer actions. A motion to dismiss the dairy farmer actions was denied on May 20, 2008, and an amended consolidated complaint was filed by the dairy farmer plaintiffs on June 20, 2008. A motion to dismiss the retailer action was denied on July 27, 2009. Motions for class certification were filed in both actions on May 1, 2009, and are currently pending before the Court. A motion for summary judgment in the retailer action was filed on September 18, 2009 and remains pending. We are nearing completion of fact discovery in these matters. We intend to continue to vigorously defend against these lawsuits.

On June 29, 2009, another purported class action lawsuit was filed in the Eastern District of Tennessee, Greeneville Division, on behalf of indirect purchasers of processed fluid Grade A milk (“indirect purchaser action”). The allegations in this complaint are similar to those in the retailer action, but primarily involve state law claims. Because the allegations in this complaint substantially overlap with the allegations in the retailer action, on September 1, 2009, the Court granted the parties’ joint motion to stay all proceedings in the indirect purchaser action pending the outcome of the summary judgment motion in the retailer action.

On October 8, 2009, we were named, among several defendants, in a purported class action antitrust complaint filed in the United States District Court for the District of Vermont. The complaint, which was amended on January 21, 2010, contains allegations similar in nature to that of the dairy farmer actions (noted above) and alleges generally that we and others in the milk industry worked together to limit the price dairy farmers in the Northeastern United States are paid for their raw milk and to deny these farmers access to fluid Grade A milk processing facilities. A motion to dismiss the amended complaint has recently been filed. A second complaint was filed by a different plaintiff on January 14, 2010 but has not been served. The second complaint is similar to the original complaint. These cases are at a very preliminary stage and we intend to vigorously defend against these actions.

On January 22, 2010, the United States Department of Justice (“DOJ”) and the States of Wisconsin, Illinois and Michigan (“Plaintiff States”) filed a civil action in the Eastern District of Wisconsin (“DOJ lawsuit”) alleging that the Company violated Section 7 of the Clayton Act when it acquired the Consumer Products Division of Foremost Farms USA on April 1, 2009 (the “acquisition”) for an aggregate purchase price of approximately $35 million. The DOJ and the Plaintiff States seek a declaration that the acquisition violates Section 7 of the Clayton Act, divestiture by the Company of all assets and interests it acquired as part of the acquisition, an order permanently enjoining the Company from further ownership and operation of the assets that were part of the acquisition, and to compel the Company to provide certain advance notification of future acquisitions involving school milk or fluid milk processing operations. The Company intends to vigorously defend against this action.

On April 28, 2009, a stockholder derivative complaint was filed purportedly on behalf of Dean Foods Company (the “Company”) in the United States District Court for the Eastern District of Tennessee, Greeneville division. The complaint names the Company’s then current directors, as well as Richard Fehr, an officer of the Company, and former director Alan Bernon among the defendants. The complaint alleges that the officers and directors breached their fiduciary duties to the Company under Delaware law by approving the 2001 merger between the former Dean Foods Company and Suiza Foods Corporation and allegedly participating in, or failing to prevent, a purported conspiracy to fix the price of Grade A milk. The complaint also names others in the milk industry as defendants for allegedly aiding and abetting the officers’ and directors’ breach of their fiduciary duties and names the Company as a nominal defendant. The plaintiffs are seeking, on behalf of the Company, an undisclosed amount of damages and equitable relief. On August 7, 2009, the Company and other defendants filed a motion to dismiss the complaint and a motion to transfer the case to the United States District Court for the Northern District of Texas. Both motions are currently pending before the Court.

On January 18, 2008, our subsidiary, Kohler Mix Specialties, LLC (“Kohler”), was named as defendant in a civil complaint filed in the Superior Court, Judicial District of Hartford. The plaintiff in the case is the Commissioner of Environmental Protection of the State of Connecticut. The complaint alleges generally that Kohler improperly discharged wastewater into the waters of the State of Connecticut and bypassed certain wastewater treatment equipment in violation of certain Connecticut environmental regulations and Kohler’s wastewater discharge permit. The plaintiff is seeking injunctive relief and civil penalties with respect to the claims. On December 14, 2009, Kohler filed its answer to the complaint. This matter is currently in the fact discovery stage.

At this time, it is not possible for us to predict the ultimate outcome of the matters set forth above.

On October 22, 2009, we received a notice from the United States Environmental Protection Agency (the “EPA”) that it plans to file an administrative complaint for civil penalties against Country Fresh, LLC alleging our failure to meet certain procedural requirements with respect to the risk management program at our former facility in Flint, Michigan. In February 2010 we agreed to pay a civil penalty of $92,400 to the EPA pursuant to a Consent Agreement and Final Order in settlement of the matter.

Other than the matters set forth above, we are party from time to time to certain claims, litigations, audits and investigations. Potential liabilities associated with the other matters referred to in this paragraph are not expected to have a material adverse impact on our financial position, results of operations or cash flows.

19.	FAIR VALUE MEASUREMENT

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, we follow a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations, in which all significant inputs are observable in active market.

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

A summary of our hedging derivative liabilities measured at fair value on a recurring basis as of December 31, 2009 is as follows (in thousands):

	Fair Value as of December 31, 2009	Level 1	Level 2	Level 3
Liability — Interest rate swap contracts	$132,456	$—	$132,456	$—

Due to their near-term maturities, the carrying amounts of accounts receivable and accounts payable are considered equivalent to fair value. In addition, because the interest rates on our senior secured credit facility and certain other debt are variable, their fair values approximate their carrying values.

See Note 10 for additional disclosures regarding our derivative activity.

The fair value of our subsidiary senior notes was determined based on fair values for similar instruments with similar terms and quoted market prices for our Dean Foods Company senior notes. The following table presents the carrying value and fair value of our senior notes and interest rate agreements at December 31:

	2009		2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Subsidiary senior notes	$126,027	$135,255	$253,828	$242,078
Dean Foods Company senior notes	498,584	490,000	498,416	425,000

20.	SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION

We currently have two reportable segments: Fresh Dairy Direct-Morningstar and WhiteWave-Alpro.

In the first quarter of 2010, our Chief Executive Officer, who is our chief operating decision maker, changed the way he evaluates the performance of our operations, develops strategy and allocates capital resources. As a result, beginning in the first quarter of 2010, our Morningstar operations were aligned with our Fresh Dairy Direct operations, so that our two reporting segments consisted of Fresh Dairy Direct-Morningstar and WhiteWave-Alpro. This change reflects the divergence between the strategies and objectives of these two segments. Our value-added branded operations at WhiteWave-Alpro added scale with the acquisition of Alpro in July 2009 and are focused on driving growth through effective marketing and innovation. Our traditional dairy operations at Fresh Dairy Direct-Morningstar are driven by a focus on cost and service leadership. We believe these revised segments have increased internal focus and offered management and investors improved visibility into the performance of the segments against their specific objectives. Our historical segment disclosures have been recast to be consistent with our current presentation.

During the second quarter of 2010, we committed to a plan to sell the business operations of Rachel’s, which provide organic branded dairy-based chilled yogurt, milk and related dairy products primarily in the United Kingdom. The sale of these operations was completed on August 4, 2010. All Rachel’s operations, previously reported within the WhiteWave-Alpro segment, have been reclassified as discontinued operations.

Fresh Dairy Direct-Morningstar is our largest segment with over 96 manufacturing facilities geographically located largely based on local and regional customer needs and other market factors. Fresh Dairy Direct-Morningstar manufactures, markets and distributes a wide variety of branded and private label dairy case products, milk, ice cream, cultured dairy products, creamers, ice cream mix and other dairy products to retailers, distributors, foodservice outlets, educational institutions and governmental entities across the United States. Our products are primarily delivered through what we believe to be one of the most extensive refrigerated direct store delivery systems in the United States.

Our WhiteWave-Alpro consists of two aggregated operations including WhiteWave and Alpro. It also includes the results of our Hero/WhiteWave joint venture. WhiteWave manufactures, develops, markets and sells a variety of nationally branded soy, dairy and dairy-related products, such as Silk® soymilk and cultured soy products, Horizon Organic® milk and other dairy products, The Organic Cow® dairy products, International Delight® coffee creamers and LAND O LAKES® creamers. Alpro is a leading provider of branded soy-based beverages and food products in Europe, marketing its products under the Alpro® and Provamel® brands. Additionally, with our Hero/WhiteWave joint venture we have expanded the WhiteWave product footprint beyond the dairy case to capitalize on the chilled fruit-based beverage opportunity with the introduction of Fruit2Day®. WhiteWave-Alpro sells its products to a variety of customers, including grocery stores, club stores, natural foods stores, mass merchandisers, convenience stores, drug stores and foodservice outlets. The majority of the WhiteWave-Alpro products are delivered through warehouse delivery systems.

We evaluate the performance of our segments based on sales and operating profit or loss before gains and losses on the sale of businesses, facility closing and reorganization costs and foreign exchange gains and losses. In addition, the expense related to share-based compensation has not been allocated to our segments and is reflected entirely within the caption “Corporate”. Therefore, the measure of segment profit or loss presented below is before such items.

In previous quarters during 2009, the results of our WhiteWave/Hero joint venture were included in Corporate and Other. Those results are now presented with our WhiteWave-Alpro operations.

The amounts in the following tables are obtained from reports used by our executive management team and do not include any allocated income taxes or management fees. There are no significant non-cash items reported in segment profit or loss other than depreciation and amortization.

	Year Ended December 31
	2009	2008	2007
	(In thousands)
Net sales to external customers:
Fresh Dairy Direct-Morningstar	$9,480,812	$10,924,394	$10,449,378
WhiteWave-Alpro	1,632,970	1,436,917	1,282,492

Total	$11,113,782	$12,361,311	$11,731,870

Intersegment sales:
Fresh Dairy Direct-Morningstar	$143,276	$147,697	$132,833
WhiteWave-Alpro	137,997	125,794	103,602

Total	$281,273	$273,491	$236,435

Operating income:
Fresh Dairy Direct-Morningstar	$756,673	$681,070	$624,510
WhiteWave-Alpro	130,268	112,454	114,320

Total reportable segment operating income	886,941	793,524	738,830
Corporate	(234,025)	(165,248)	(153,208)
Facility closing and reorganization costs	(30,162)	(22,758)	(34,421)
Other operating expense	—	—	(1,688)

Total	622,754	605,518	549,513

Other (income) expense:
Interest expense	246,510	308,178	333,328
Other (income) expense, net	(4,221)	1,123	5,956

Consolidated income from continuing operations before tax	$380,465	$296,217	$210,229

Depreciation and amortization:
Fresh Dairy Direct-Morningstar	$176,257	$180,661	$172,549
WhiteWave-Alpro	58,933	46,012	44,229
Corporate and Other	18,740	10,146	14,067

Total	$253,930	$236,819	$230,845

	December 31
	2009	2008	2007
	(In thousands)
Assets:
Fresh Dairy Direct-Morningstar	$5,520,813	$5,391,696	$5,414,184
WhiteWave-Alpro	1,985,619	1,368,341	1,304,060
Corporate	307,421	244,351	272,308
Discontinued Operations	30,088	35,804	42,804

Total	$7,843,941	$7,040,192	$7,033,356

Capital expenditures:
Fresh Dairy Direct-Morningstar	$211,599	$165,613	$175,909
WhiteWave-Alpro	35,252	85,128	55,724
Corporate and Other	20,839	5,398	7,447

Total	$267,690	$256,139	$239,080

Geographic Information — Net sales and long-lived assets for domestic and foreign operations are shown in the table below.

	December 31
	2009	2008	2007
	(In thousands)
Net sales to external customers:
Domestic	$10,934,271	$12,346,028	$11,721,358
Foreign	179,511	15,283	10,512
Long-lived assets:
Domestic	$5,672,529	$5,540,711	$5,479,446
Foreign	523,819	—	—

During the second half of 2009, net sales from our foreign operations increased due to the acquisition of Alpro, which was completed in July 2009, offset by the exit of certain business relationships within our previously existing foreign operations.

Significant Customers — Our Fresh Dairy Direct-Morningstar and WhiteWave-Alpro segments each had a single customer that represented greater than 10% of their net sales. Approximately 19.2%, 19.2% and 18.1% of our consolidated net sales in 2009, 2008 and 2007, were to that same customer.

21.	QUARTERLY RESULTS OF OPERATIONS (unaudited)

The following is a summary of our unaudited quarterly results of operations for 2009 and 2008.

	Quarter
	First	Second	Third	Fourth
	(In thousands, except share data)
2009
Net sales	$2,691,473	$2,669,853	$2,762,709	$2,989,747
Gross profit	755,527	761,650	785,533	802,511
Income from continuing operations	75,000	63,416	46,126	44,078
Net income(1)	75,200	62,316	47,104	43,227
Net income attributable to Dean Foods Company(1)	76,246	64,143	49,653	50,266
Earnings per common share(2):
Basic	0.49	0.38	0.28	0.28
Diluted	0.48	0.38	0.27	0.27
2008
Net sales	$3,051,736	$3,077,576	$3,171,276	$3,060,723
Gross profit	682,519	733,176	726,268	780,755
Income from continuing operations	29,671	47,917	36,891	67,408
Net income(3)	30,772	48,885	37,752	66,361
Earnings per common share(2):
Basic	0.22	0.32	0.25	0.44
Diluted	0.21	0.31	0.24	0.43

(1)

The results for the first, second, third and fourth quarters of 2009 include facility closing and reorganization costs, net of tax, of $5.1 million, $7.0 million, $3.9 million and $2.6 million, respectively.

(2)

Earnings per common share calculations for each of the quarters were based on the basic and diluted weighted average number of shares outstanding for each quarter. The sum of the quarters may not necessarily be equal to the full year earnings per common share amount.

(3)

The results for the first, second, third and fourth quarters of 2008 include facility closing and reorganization costs, net of tax, of $1.3 million, $3.1 million, $5.7 million and $3.9 million, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Dean Foods Company

Dallas, Texas

We have audited the accompanying consolidated balance sheets of Dean Foods Company and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index at Exhibit 99.4. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such Consolidated Financial Statements present fairly, in all material respects, the financial position of Dean Foods Company and subsidiaries as of December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic Consolidated Financial Statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

In 2009, as discussed in Note 1 to the Consolidated Financial Statements, the Company adopted the provisions of new Accounting Standards relating to “Business Combinations”. In 2007 the Company adopted the provisions of Accounting Standards relating to “Accounting for Uncertainty in Income Taxes”.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

February 25, 2010

(December 9, 2010 as to the effects of the discontinued operations discussed in Note 2, and the change in reportable segments discussed in Note 20)